Exhibit 10.1

AMENDMENT NO. 5

TO

RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 5 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of October 28, 2009, is by and among BECKMAN COULTER FINANCE COMPANY, LLC, a Delaware limited liability company (the “Seller”), BECKMAN COULTER, INC., a Delaware corporation (the “Servicer”), the financial institutions party hereto (the “Financial Institutions”), PARK AVENUE RECEIVABLES COMPANY LLC (“PARCO”, and together with the Financial Institutions, the “Purchasers”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Purchase Agreement defined below.

WHEREAS, the Seller, the Servicer, the Purchasers and the Administrative Agent are parties to that certain Receivables Purchase Agreement dated as of October 31, 2007, as amended by that certain Omnibus Amendment dated as of February 6, 2008, that certain Amendment No. 2 and Waiver dated as of April 24, 2008, that certain Amendment No. 3 dated as of October 29, 2008 and that certain Amendment No. 4 dated as of July 22, 2009 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, the parties to the Purchase Agreement hereto have agreed to amend the Purchase Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to the Purchase Agreement. Effective as of the date hereof, subject to the execution of this Amendment by the parties hereto and the satisfaction of the conditions precedent set forth in Section 2 below, the Purchase Agreement is hereby amended to incorporate and give effect to the changes highlighted in the copy of the Purchase Agreement attached as Exhibit A hereto. Upon giving effect to this Amendment, the document attached as Exhibit A hereto shall constitute a conformed copy of the Purchase Agreement.

2. Conditions Precedent. This Amendment shall become effective as of the date above written upon the Administrative Agent’s receipt of

a. Copies of each of the following, duly executed by each of the Persons named as parties thereto: (i) this Amendment and (ii) that certain Third Amended and Restated Fee Letter (the “New Fee Letter”) dated the date hereof among JPMorgan, as Administrative Agent and Arranger, PARCO and the Seller.

b. All fees due and payable to JPMorgan or PARCO on or prior to the effective date of this Amendment in accordance with the terms of the Purchase Agreement or the New Fee Letter.

3. Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants that:

a. This Amendment and the Purchase Agreement, as amended hereby, constitute the legal, valid and binding obligations of such parties and are enforceable against such parties in accordance with their terms.

b. Upon the effectiveness of this Amendment and after giving effect hereto, the representations and warranties of each such party, respectively, set forth in Article V of the Purchase Agreement are true and correct in all material respects as of the date hereof.

c. The Seller hereby represents and warrants that, upon the effectiveness of this Amendment, no event or circumstance has occurred and is continuing which constitutes an Amortization Event or Potential Amortization Event.

4. Reference to and Effect on the Purchase Agreement.

a. From and after the effectiveness of this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Purchase Agreement and its amendments, as amended hereby.

b. The Purchase Agreement, as amended hereby, and all other amendments, documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

c. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Purchasers or the Administrative Agent, nor constitute a waiver of any provision of the Purchase Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5. Governing Law. This Amendment and the obligations arising hereunder shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the internal laws of the State of New York (without regard to conflicts of law principles).

6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7. Counterparts; Facsimile Signatures. This Amendment may be executed by one or more of the parties to the Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile signature page hereto shall be effective as a counterpart signature provided each party executing such a facsimile counterpart agrees to deliver originals thereof.

2

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered on the date first above written.

BECKMAN COULTER FINANCE COMPANY, LLC, as Seller

By:
Name:
Title:

BECKMAN COULTER, INC., as Servicer

By:
Name:
Title:

Signature Page to

Amendment No. 5 to

Receivables Purchase Agreement

PARK AVENUE RECEIVABLES COMPANY LLC

By: JPMorgan Chase Bank, N.A., its attorney-in-fact

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Financial Institution and as Administrative Agent

By:
Name:
Title:

Signature Page to

Amendment No. 5 to

Receivables Purchase Agreement

EXHIBIT A

Highlighted Changes to the Receivables Purchase Agreement

(Attached)

Exh. A

Exhibit A

RECEIVABLES PURCHASE AGREEMENT

Dated as of October 31, 2007

Among

BECKMAN COULTER FINANCE COMPANY, LLC, as Seller,

BECKMAN COULTER, INC., as Servicer,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

PARK AVENUE RECEIVABLES COMPANY LLC

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES INC.

as Sole Lead Arranger

i

ARTICLE X INDEMNIFICATION	31
Indemnities by The Seller Parties	31
Increased Cost and Reduced Return	34
Other Costs and Expenses	34
Allocations	35
ARTICLE XI THE AGENT	36
Authorization and Action	36
Delegation of Duties	36
Exculpatory Provisions	37
Reliance by Agent	37
Non-Reliance on Agent and Other Purchasers	37
Reimbursement and Indemnification	38
Agent in its Individual Capacity	38
Successor Agent	38
ARTICLE XII ASSIGNMENTS; PARTICIPATIONS	38
Assignments	38
Participations	39
ARTICLE XIII MISCELLANEOUS	40
Waivers and Amendments	40
Notices	41
Ratable Payments	41
Protection of Ownership Interests of the Purchasers	42
Confidentiality	42
Bankruptcy Petition	43
Limitation of Liability	44
CHOICE OF LAW	44
CONSENT TO JURISDICTION	45
WAIVER OF JURY TRIAL	45
Integration; Binding Effect; Survival of Terms	45
Counterparts; Severability; Section References	45
Bank One Roles	46
Characterization	46

ii

Exhibits and Schedules

Exhibit I	Commitments
Exhibit II	Definitions
Exhibit III	Form of Purchase Notice
Exhibit IV	Form of Compliance Certificate
Exhibit V	Form of Collection Account Agreement
Exhibit VI	Form of Assignment Agreement
Exhibit VII	Form of Settlement Report
Exhibit VIII	Form of Reduction Notice

Schedule A	Places of Business of the Seller Parties; Locations of Records; Federal Employer Identification Number(s)
Schedule B	Names of Collection Banks; Collection Accounts
Schedule C	Closing Documents
Schedule D	Credit and Collection Policy
Schedule E	Form of Contract(s)

iii

BECKMAN COULTER FINANCE COMPANY, LLC

RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement dated as of October 31, 2007 (this “Agreement”) is among Beckman Coulter Finance Company, LLC, a Delaware limited liability company (“Seller”), Beckman Coulter, Inc., a Delaware corporation (“Beckman”), as initial Servicer (the Servicer together with Seller, the “Seller Parties” and each a “Seller Party”), the entities listed on Exhibit I to this Agreement (together with any of their respective successors and assigns hereunder, the “Financial Institutions”), Park Avenue Receivables Company LLC (“Company”) (together with the Financial Institutions, the “Purchasers”) and JPMorgan Chase Bank, N.A., as administrative agent for the Purchasers hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Administrative Agent”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit II.

PRELIMINARY STATEMENTS

Seller desires to transfer and assign Purchaser Interests to the Purchasers from time to time.

Company may, in its absolute and sole discretion, purchase Purchaser Interests from Seller from time to time.

In the event that Company declines to make any purchase, the Financial Institutions shall, at the request of Seller, purchase Purchaser Interests from time to time. In addition, the Financial Institutions have agreed to provide a liquidity facility to Company in accordance with the terms hereof.

JPMorgan Chase Bank, N.A. has been requested and is willing to act as Administrative Agent on behalf of Company and the Financial Institutions in accordance with the terms hereof.

ARTICLE I

PURCHASE ARRANGEMENTS

Section 1.1 Purchase Facility.

(a) Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Administrative Agent for the benefit of one or more of the Purchasers. In accordance with the terms and conditions set forth herein, Company may, at its option, instruct the Administrative Agent to purchase on behalf of Company, or if Company shall decline to purchase, the Administrative Agent shall purchase, on behalf of the Financial Institutions, Purchaser Interests from time to time in an aggregate amount not to exceed at such time the lesser of (i) the Purchase Limit and (ii) the aggregate amount of the Commitments during the period from the date hereof to but not including the Facility Termination Date.

(b) Seller may, upon at least ten (10) Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part, ratably among the Financial Institutions, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof. Upon giving effect to any such reduction, the Commitments shall be ratably reduced in an aggregate amount equal to such reduction.

Section 1.2 Increases. Seller shall provide the Administrative Agent with at least two (2) Business Days’ prior notice in a form set forth as Exhibit II hereto of each Incremental Purchase (a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000) and date of purchase and, in the case of an Incremental Purchase to be funded by the Financial Institutions, the requested Discount Rate and Tranche Period. Following receipt of a Purchase Notice, the Administrative Agent will determine whether Company agrees to make the purchase. If Company declines to make a proposed purchase, Seller may cancel the Purchase Notice or, in the absence of such a cancellation, the Incremental Purchase of the Purchaser Interest will be made by the Financial Institutions. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, Company or the Financial Institutions, as applicable, shall initiate a wire transfer of immediately available funds to the Facility Account, no later than 12:00 noon (Chicago time), an amount equal to (i) in the case of Company, the aggregate Purchase Price of the Purchaser Interests Company is then purchasing or (ii) in the case of a Financial Institution, such Financial Institution’s Pro Rata Share of the aggregate Purchase Price of the Purchaser Interests the Financial Institutions are purchasing. There may not be more than four (4) Incremental Purchases during any calendar month.

Section 1.3 Decreases. Seller shall provide the Administrative Agent with prior written notice in a form set forth as Exhibit VIII hereto in conformity with the applicable Required Notice Period (a “Reduction Notice”) of any proposed reduction of Aggregate Capital from Collections. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), and (ii) the amount of Aggregate Capital to be reduced which shall be applied ratably to the Purchaser Interests of Company and the Financial Institutions in accordance with the amount of Capital (if any) owing to Company, on the one hand, and the amount of Capital (if any) owing to the Financial Institutions (ratably, based on their respective Pro Rata Shares), on the other hand (the “Aggregate Reduction”).

Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in immediately available funds, and if not received before 11:00 a.m. (Chicago time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Purchaser they shall be paid to the Administrative Agent, for the account of such Purchaser, at 10 S. Dearborn, Chicago, Illinois 60603 until otherwise notified by the Administrative Agent. Upon notice to Seller, the Administrative Agent may debit the Facility Account for all amounts due and payable hereunder. The Administrative Agent shall notify the Seller promptly following any such debit; provided that any failure on the part of the Administrative Agent to provide such notice shall not impair the right of the Administrative Agent to make any such debits. All computations of Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

Section 1.5 Liquidity Termination Date.

(a) The Seller hereby agrees to deliver written notice to the Administrative Agent not less than thirty (30) Business Days (unless a shorter period is agreed by the Administrative Agent in its sole discretion) prior to the Liquidity Termination Date indicating whether the Seller is requesting to extend the Liquidity Termination Date hereunder. If the Seller fails to deliver such notice on or prior to the date that is thirty (30) Business Days (unless a shorter period is agreed by the Administrative Agent in its sole discretion) prior to the Liquidity Termination Date, the Seller will be deemed to have declined to extend the Liquidity Termination Date hereunder. If the Seller requests to extend the Liquidity Termination Date, such date may be so extended upon the written consent of the Administrative Agent and each Financial Institution that is not a Non-Renewing Financial Institution (as defined below).

(b) Each Financial Institution hereby agrees to deliver written notice to the Administrative Agent not less than fifteen (15) Business Days prior to the Liquidity Termination Date indicating whether such Financial Institution intends to renew its Commitment hereunder. If any Financial Institution fails to deliver such notice on or prior to the date that is fifteen (15) Business Days prior to the Liquidity Termination Date, such Financial Institution will be deemed to have declined to renew its Commitment (each Financial Institution which has declined or has been deemed to have declined to renew its Commitment hereunder, a “Non-Renewing Financial Institution”). The Administrative Agent shall promptly notify Company of each Non-Renewing Financial Institution and Company, in its sole discretion, may (A) with the consent of the Seller, to the extent of Commitment Availability, declare that such Non-Renewing Financial Institution’s Commitment shall, to such extent, automatically terminate on a date specified by Company on or before the Liquidity Termination Date or (B) upon one (1) Business Days’ notice to such Non-Renewing Financial Institution assign to such Non-Renewing Financial Institution on a date specified by Company its Pro Rata Share of the aggregate Purchaser Interests then held by Company, subject to, and in accordance with, the Asset Purchase Agreement or (C) direct that such Non-Renewing Financial Institution assign its rights and obligations hereunder to an existing or new Financial Institution identified by the Administrative Agent or Seller, whereupon such Non-Renewing Financial Institution shall enter into such assignment. In addition, Company may, in its sole discretion, at any time (x) with the consent of the Seller, to the extent of Commitment Availability, declare that any Affected Financial Institution’s Commitment shall automatically terminate on a date specified by Company or (y) assign to any Affected Financial Institution on a date specified by Company its Pro Rata Share of the aggregate Purchaser Interests then held by Company, subject to, and in accordance with, the Asset Purchase Agreement (each Affected Financial Institution or each Non-Renewing Financial Institution is hereinafter referred to as a “Terminating Financial Institution”). The parties hereto expressly acknowledge that any declaration of the termination of any Commitment pursuant to this Section 1.5 and the order of priority of any such termination among Terminating Financial Institutions shall be made by Company in its sole and absolute discretion.

(c) Upon any assignment to a Terminating Financial Institution as provided in this Section 1.5, any remaining Commitment of such Terminating Financial Institution shall automatically terminate. Upon reduction to zero of the Capital of all of the Purchaser Interests of a Terminating Financial Institution (after application of Collections thereto pursuant to Sections 2.2 and 2.3) all rights and obligations of such Terminating Financial Institution hereunder shall be terminated and such Terminating Financial Institution shall no longer be a “Financial Institution” hereunder; provided, however, that the provisions of Article X shall continue in effect for its benefit with respect to Purchaser Interests held by such Terminating Financial Institution prior to its termination as a Financial Institution.

ARTICLE II

PAYMENTS AND COLLECTIONS

Section 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay to the Administrative Agent when due, for the account of the relevant Purchaser or Purchasers on a full recourse basis, (i) such fees as set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Financial Institutions), (ii) all CP Costs, (iii) all amounts payable as Yield, (iv) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3), (v) all amounts required pursuant to Section 2.6, (vi) all amounts payable pursuant to Article X, if any, (vii) all Broken Funding Costs and (viii) all Default Fees (collectively, the “Obligations”). Notwithstanding any limitation on recourse contained in this Agreement, Seller shall, if requested by the Administrative Agent and not otherwise paid to the Servicer, immediately pay to the Administrative Agent when due, for the account of the relevant Purchaser or Purchasers on a full recourse basis, all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, for remittance by the Administrative Agent to the Servicer, which the Administrative Agent shall remit to the Servicer promptly upon receipt, it being understood that, unless the Administrative Agent is then acting as Servicer or is then being reimbursed for amounts it shall have paid to the Servicer or otherwise in connection with servicing, the Administrative Agent shall not retain such Servicer Costs and expenses for its own account. If any Person fails to pay any of the Obligations when due, such Person agrees to pay, on demand, interest thereon accruing at the Default Rate until paid in full. No provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Administrative Agent.

Section 2.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections and/or Deemed Collections are received by the Servicer prior to the Amortization Date, (i) the Servicer shall set aside the Termination Percentage (hereinafter defined) of Collections evidenced by the Purchaser Interests of each Terminating Financial Institution and (ii) Seller hereby requests and the

Purchasers (other than any Terminating Financial Institutions) hereby agree to make, simultaneously with such receipt, a reinvestment (each a “Reinvestment”) with that portion of the balance of each and every Collection and Deemed Collection received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interests of Terminating Financial Institutions), such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Administrative Agent’s account the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) first, to reduce unpaid Obligations and second, to reduce the Capital of all Purchaser Interests of Terminating Financial Institutions, applied ratably to each Terminating Financial Institution according to its respective Termination Percentage. If such Capital and Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Administrative Agent’s account no later than 11:00 a.m. (Chicago time) on the applicable Settlement Date to the extent required to fund any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date. Each Terminating Financial Institution shall be allocated a ratable portion of Collections from the date of any assignment by Company pursuant to Section 1.5 (the “Financial Institution Termination Date”) until such Terminating Financial Institution’s Capital shall be paid in full. This ratable portion shall be calculated on the Financial Institution Termination Date of each Terminating Financial Institution as a percentage equal to (i) the Capital of such Terminating Financial Institution outstanding on its Financial Institution Termination Date, divided by (ii) the Aggregate Capital outstanding on such Financial Institution Termination Date (the “Termination Percentage”). Each Terminating Financial Institution’s Termination Percentage shall remain constant prior to the Amortization Date. On and after the Amortization Date, each Termination Percentage shall be disregarded, and each Terminating Financial Institution’s Capital shall be reduced ratably with all Financial Institutions in accordance with Section 2.3.

Section 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, all Collections received on such day and an additional amount for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, promptly upon the request from time to time (and in no event later than the following Business Day following such request) by (or pursuant to standing instructions from) the Administrative Agent (i) remit to the Administrative Agent’s account the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids. So long as such request is made at a reasonable time on a given day, the Servicer shall so comply within the same day that such request is made.

Section 2.4 Application of Collections. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

first, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if Seller or one of its affiliates is acting as Servicer and no Servicer Default has occurred and is continuing or if Seller or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Administrative Agent’s costs of collection and enforcement of this Agreement,

third, (to the extent applicable) to the ratable reduction of the Aggregate Capital (without regard to any Termination Percentage),

fourth, ratably to the payment of all accrued and unpaid fees under the Fee Letter, CP Costs and Yield,

fifth, for the ratable payment of all other unpaid Obligations and Servicer costs and expenses, provided that when Seller or one of its Affiliates is acting as the Servicer, the payment of Servicer costs and expenses, including the Servicing Fee, will not be paid until after the payment in full of all other Obligations, and sixth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Section 2.4 above, shall be shared ratably (within each priority) among the Administrative Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Administrative Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

Section 2.6 Maximum Purchaser Interests. Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall pay to the Administrative Agent within one (1) Business Day an amount to be applied to reduce the Aggregate Capital (as allocated by the Administrative Agent), such that after giving effect to such payment the aggregate of the Purchaser Interests will be equal to or less than 100%.

Section 2.7 Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right (after providing written notice to the Administrative Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Capital to a level that is less than 10.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser or the Administrative Agent.

ARTICLE III

COMPANY FUNDING

Section 3.1 CP Costs. Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of Company for each day that any Capital in respect of such Purchaser Interest is outstanding. Each Purchaser Interest funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by Company and funded substantially with Pooled Commercial Paper.

Section 3.2 CP Costs Payments. On each Settlement Date, Seller shall pay to the Administrative Agent (for the benefit of Company) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of Company for the immediately preceding Accrual Period in accordance with Article II.

Section 3.3 Calculation of CP Costs. On the fifth Business Day immediately preceding each Settlement Date, Company shall calculate the aggregate amount of CP Costs for the Accrual Period then most recently ended and shall notify Seller of such aggregate amount.

ARTICLE IV

FINANCIAL INSTITUTION FUNDING

Section 4.1 Financial Institution Funding. Each Purchaser Interest of the Financial Institutions shall accrue Yield for each day during its Tranche Period at either the LIBO Rate or the Prime Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the Administrative Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Prime Rate. If the Financial Institutions acquire by assignment from Company any Purchaser Interest pursuant to any Funding Agreement, each Purchaser Interest so assigned shall each be deemed to have a new Tranche Period commencing on the date of any such assignment.

Section 4.2 Yield Payments. On the Settlement Date for each Purchaser Interest of the Financial Institutions, Seller shall pay to the Administrative Agent (for the benefit of the Financial Institutions) an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.

Section 4.3 Selection and Continuation of Tranche Periods.

(a) With consultation from and approval by the Administrative Agent (such approval not to be unreasonably withheld), Seller shall from time to time request Tranche Periods for the Purchaser Interests of the Financial Institutions, provided that, if at any time the Financial Institutions shall have a Purchaser Interest, Seller shall always request Tranche Periods such that at least one (1) Tranche Period shall end on the Settlement Date.

(b) Seller or the Administrative Agent with the consent of Seller (such consent not to be unreasonably withheld or delayed), upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with a new Purchaser Interest to be purchased on the day such Terminating Tranche ends, provided, that in no event may a Purchaser Interest of Company be combined with a Purchaser Interest of the Financial Institutions.

Section 4.4 Financial Institution Discount Rates. Seller may select the LIBO Rate or the Prime Rate for each Purchaser Interest of the Financial Institutions. Seller shall by 11:00 a.m. (Chicago time): (i) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Discount Rate and (ii) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Prime Rate is being requested as a new Discount Rate, give the Administrative Agent irrevocable notice of the new Discount Rate for the Purchaser Interest associated with such Terminating Tranche. Until Seller gives notice to the Administrative Agent of another Discount Rate, the initial Discount Rate for any Purchaser Interest transferred to the Financial Institutions pursuant to the terms and conditions hereof shall be the Prime Rate.

Section 4.5 Suspension of the LIBO Rate.

(a) If any Financial Institution notifies the Administrative Agent that it has determined that funding its Pro Rata Share of the Purchaser Interests of the Financial Institutions at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate, then the Administrative Agent shall suspend the availability of such LIBO Rate and require Seller to select the Prime Rate for any Purchaser Interest accruing Yield at such LIBO Rate.

(b) If less than all of the Financial Institutions give a notice to the Administrative Agent pursuant to Section 4.5(a), each Financial Institution which gave such a notice shall be obliged, at the request of Seller, Company or the Administrative Agent, to assign all of its rights and obligations hereunder to (i) another Financial Institution or (ii) another funding entity nominated by Seller or the Administrative Agent that is acceptable to Company and willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Financial Institution; provided that (i) the notifying Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Financial Institution’s Pro Rata Share of the Capital and Yield owing to all of the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions, and (ii) the replacement Financial Institution otherwise satisfies the requirements of Section 12.1(b).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Seller Parties. Each Seller Party hereby represents and warrants to the Administrative Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a) Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization identified in the preamble to this Agreement. The Seller is duly qualified to do business and is in good standing as a foreign limited liability company, and has and holds all limited liability power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation identified in the preamble to this Agreement. Such Seller Party is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except, in the case of the Servicer, where the failure to have such approvals could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller’s use of the proceeds of purchases made hereunder, are, in the case of Seller, within its limited liability company powers and authority and have been duly authorized by all necessary action on its part and, in the case of Servicer, within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) with respect to the Seller, its certificate of formation or limited liability company agreement, (ii) with respect to the Servicer, its certificate or articles of incorporation or by-laws, (iii) any law, rule or regulation applicable to it, (iv) any restrictions under the Credit Agreement or any other instrument, document or agreement, in each case, relating to any material Indebtedness of such Seller Party, (v) any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, the contravention or violation of which would result in a Material Adverse Effect, or (vi) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, the contravention or violation of which would result in a Material Adverse Effect, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party’s Knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. The Seller is not in default with respect to any order of any court, arbitrator or governmental body. The Servicer is not in default with respect to any order of any court, arbitrator or governmental body which default could reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to the Administrative Agent or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Administrative Agent or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements under the UCC of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. Seller is an organization organized solely under the laws of the state identified in the preamble to this Agreement. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Administrative Agent for the benefit of the relevant Purchaser or Purchasers (and the Administrative Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements under the UCC of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of the Seller and the offices where it keeps all of its Records (including Contracts) are located at the address(es) listed on Schedule A or such other locations of which the Administrative Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 13.4(a) has been taken and completed. Seller’s Federal Employer Identification Number is correctly set forth on Schedule A. The principal places of business and chief executive office of the Servicer and the offices where it keeps all material Records (including Contracts) are located at the address(es) listed on Schedule A or such other locations of which the Administrative Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 13.4(a) has been taken and completed.

(l) Collections. The conditions and requirements set forth in Sections 7.1(j) and 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Schedule B (as such Schedule may be amended from time to time with the consent of the Administrative Agent, which consent shall not be unreasonably withheld so long as any new Collection Account shall be subject to a Collection Account Agreement). Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

(m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since December 31, 2006, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

(n) Names. In the past five (5) years, Seller has not used any trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Seller. Originator owns, directly or indirectly, 100% of the issued and membership interests of Seller, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

(p) Not an Investment Company. Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect on such Receivable or Contract or the enforceability thereof.

(r) Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and except with respect to changes that could not be reasonably expected to have a Material Adverse Effect, such Seller Party has not made any material change to such Credit and Collection Policy, except such material change as to which the Administrative Agent has been notified in accordance with Section 7.1(a)(vii).

(s) Payments to Originator. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date.

(v) Net Receivables Balance. Immediately after giving effect to each purchase hereunder, the Net Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.

(w) Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis.

Section 5.2 Financial Institution Representations and Warranties. Each Financial Institution hereby represents and warrants to the Administrative Agent and Company that:

(a) Existence and Power. Such Financial Institution is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

(b) No Conflict. The execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Financial Institution.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Financial Institution of this Agreement and the performance of its obligations hereunder.

(d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Financial Institution enforceable against such Financial Institution in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE VI

CONDITIONS OF PURCHASES

Section 6.1 Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such purchase those documents listed on Schedule C, (b) the Administrative Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter and (c) the Administrative Agent shall have received the Structuring Fee (as defined in the Fee Letter) by no later than the date hereof.

Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest (other than pursuant to the Asset Purchase Agreement) and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment: (i) the Servicer shall have delivered to the Administrative Agent on or prior to the date of such purchase, in form and substance satisfactory to the Administrative Agent, all Settlement Reports as and when due under Section 8.5 and (ii) upon the Administrative Agent’s request, the Servicer shall have delivered to the Administrative Agent at least three (3) days prior to such purchase or Reinvestment an interim Settlement Report showing the amount of Eligible Receivables; (b) the Facility Termination Date shall not have occurred; (c) the Administrative Agent shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event or a Servicer Default, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event or which with the giving of notice or the lapse of time or both would constitute a Servicer Default; and

(iii) the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Administrative Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Administrative Agent, which right may be exercised at any time on demand of the Administrative Agent, to rescind the related purchase and direct Seller to pay to the Administrative Agent for the benefit of the Purchasers an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

ARTICLE VII

COVENANTS

Section 7.1 Affirmative Covenants of the Seller Parties. Until the date following the Facility Termination Date on which (i) the Aggregate Unpaids have been indefeasibly paid in full or (ii) all Receivables sold hereunder have been collected or written off after all commercially reasonable efforts to collect such Receivables have been exhausted, each Seller Party hereby covenants, as to itself, as set forth below:

(a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent:

(i) Annual Reporting. Within 95 days after the close of each of its respective fiscal years, (A) in the case of the Servicer, audited, unqualified financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for the Servicer for such fiscal year certified in a manner acceptable to the Administrative Agent by KPMG LLP, any other “Big Four” accounting firm, or such other independent public accountants acceptable to the Administrative Agent and (B) in the case of the Seller, unaudited financial statements for the Seller for such fiscal year certified by an Authorized Officer of the Seller.

(ii) Quarterly Reporting. Within 50 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, unaudited balance sheets of each of the Servicer and Seller as at the close of each such period and statements of income and retained earnings and a statement of cash flows for the Servicer for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer of the Servicer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by such Seller Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of the Servicer copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Originator or any of its Subsidiaries files with the Securities and Exchange Commission.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Administrative Agent or Company, copies of the same.

(vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would reasonably be expected to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Administrative Agent’s consent thereto (which consent shall not be unreasonably withheld).

(viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Purchasers under or as contemplated by this Agreement.

(ix) Availability of Information on S.E.C. Website. Notwithstanding the foregoing, information relating to the Servicer required to be delivered pursuant to Sections 7.1(a)(i), (ii), (iv) and (v) shall be deemed delivered once such information is available at www.sec.gov and notice of posting thereto has been delivered to the Administrative Agent.

(b) Notices. Such Seller Party will notify the Administrative Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii) Judgment and Proceedings. (A) (1) The entry of any judgment or decree against the Servicer or any of its respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Servicer and its Subsidiaries exceeds $25,000,000 and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer if the aggregate amount of all such claims against the Servicer and its Subsidiaries exceeds $25,000,000; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Termination Date. The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(v) Defaults Under Other Agreements. The occurrence of an event of default under any (i) indenture, (ii) loan agreement or (iii) other Indebtedness of any Seller Party and its respective Subsidiaries which exceeds $25,000,000 in the aggregate, pursuant to which such Seller Party is a debtor or an obligor.

(vi) Downgrade of Originator. Any downgrade in the rating of any Indebtedness of Originator by S&P or by Moody’s, setting forth the Indebtedness affected and the nature of such change.

(vii) Amendments to Credit Agreement. Any amendment to or any waiver, restatement or replacement of that certain Credit Agreement dated as of January 31, 2005 by and among Beckman Coulter, Inc., as Borrower, the Initial Lenders named therein, Citicorp USA, Inc., as Sole Administrative Agent and Bank of America, N.A., as Sole Syndication Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), enclosing a copy of such amendment, waiver, restatement or replacement thereof, provided, that if JPMorgan Chase Bank, N.A. is a participant in such Credit Agreement and has received notice of such amendment in such capacity, such notice need not also be provided hereunder.

(viii) Appointment of Independent Director. The decision to appoint a new director of the Seller as the “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment and to certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.”

(c) Compliance with Laws and Preservation of Limited Liability Company and Corporate Existence.

(i) Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(ii) The Seller will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where its business is conducted, except where failure to be so qualified would not result in a Material Adverse Effect.

(iii) The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where failure to be so qualified would not result in a Material Adverse Effect.

(d) Audits. Such Seller Party will furnish to the Administrative Agent from time to time such information with respect to it and the Receivables as the Administrative Agent may reasonably request. Such Seller Party will, from time to time during reasonably regular business hours as requested by the Administrative Agent upon reasonable notice and at the sole cost of such Seller Party, permit the Administrative Agent, or its agents or representatives (and shall cause Originator to permit the Administrative Agent or its agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of the Seller or the Servicer having knowledge of such matters. Unless either (i) an Amortization Event shall have occurred and be continuing at the time any such audit is requested by the Administrative Agent, or (ii) the audits previously conducted at the expense of the Seller and the Servicer during such calendar year have not produced audit results reasonably satisfactory to the Administrative Agent, neither Seller nor Servicer shall be required to reimburse the Administrative Agent or any of the Purchasers for the costs or expenses in respect of more than one audit by a third party accounting or auditing firm engaged by the Administrative Agent during any calendar year.

(e) Keeping and Marking of Records and Books.

(i) The Servicer will (and will cause Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause Originator to) give the Administrative Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Such Seller Party will (and will cause Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Administrative Agent, describing the Purchaser Interests and (B) upon the request of the Administrative Agent (x) mark each Contract with a legend describing the Purchaser Interests and (y) deliver to the Administrative Agent a copy of all Contracts, provided that (1) if the Contract has been fully performed or (2) the Administrative Agent so requests following the occurrence of a Servicer Default or an Amortization Event, such Seller Party shall deliver to the Administrative Agent an original of such Contract (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Such Seller Party will (and will cause Originator to) timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Performance and Enforcement of Receivables Sale Agreement. Seller will, and will require Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreement as the Administrative Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h) Ownership. Seller will (or will cause Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent and the Purchasers (including, without limitation, the filing of all financing statements necessary under the UCC of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Administrative Agent may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements necessary under the UCC of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Purchasers as the Administrative Agent may reasonably request).

(i) Non-Consolidation Covenants. Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from Originator. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of Originator and any Affiliates thereof and not just a division of Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B) compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to Seller and Originator or such Affiliate, as applicable;

(C) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of Originator, Seller shall lease such office at a fair market rent;

(D) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(E) conduct all transactions with Originator and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F) at all times have an LLC Board of Directors consisting of three (3) members, at least one (1) member of which is an Independent Director;

(G) observe all limited liability company formalities as a separate and distinct entity, and ensure that all limited liability company actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H) maintain Seller’s books and records separate from those of Originator and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of Originator and any Affiliate thereof;

(I) prepare its financial statements separately from those of Originator and insure that any consolidated financial statements of Originator or any Affiliate thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate limited liability company and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Administrative Agent hereunder) has the power to make withdrawals;

(K) pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by (i) Originator solely for purposes of organizing and establishing Seller, or (ii) Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to Originator thereunder for the purchase of Receivables from Originator under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M) maintain its limited liability company agreement in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its certificate of formation or limited liability company agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement; and (2) its limited liability company agreement, at all times that this Agreement is in effect, provides for not less than ten (10) days’ prior written notice to the Administrative Agent of the replacement or appointment of any director that is to serve as an Independent Director for purposes of this Agreement and the condition precedent to giving effect to such replacement or appointment that the Administrative Agent shall have determined in its reasonable judgment that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director”;

(N) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Administrative Agent;

(O) maintain its organizational separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary.

(P) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

(Q) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Latham & Watkins LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Administrative Agent and the Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement.

(k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Company, the Administrative Agent or any Financial Institution.

(l) Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance covering the Related Equipment as Seller shall deem appropriate in its good faith business judgment. Seller will pay or cause to be paid the premiums therefor and, if such insurance is provided by one of its Affiliates, shall pay the allocable cost of the premiums therefor and deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of such insurance coverage. Copies of each policy shall be furnished to the Administrative Agent and any Purchaser in certificated form upon the Administrative Agent’s or such Purchaser’s request. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to, Seller’s obligations hereunder.

(m) Payment to Originator. With respect to any Receivable purchased by Seller from Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Originator in respect of the purchase price for such Receivable.

(n) Obligor Payments Remitted by Credit Card. With respect to any Receivable for which the Obligor remits payments by credit card, each such payment from and after November 30, 2009 shall be remitted directly, and not through an intermediate account owned or controlled by Beckman, to the Collection Account.

(o) Delivery of Limited Liability Company Agreement. On or before December 15, 2009, Seller shall deliver evidence satisfactory to the Administrative Agent that its limited liability company agreement has been amended, as necessary, to comply with the requirements set forth in Section 7.1(i)(M)(2).

Section 7.2 Negative Covenants of the Seller Parties. Until the date following the Facility Termination Date on which (i) the Aggregate Unpaids have been indefeasibly paid in full or (ii) all Receivables sold hereunder have been collected or written off after all commercially reasonable efforts to collect such Receivables have been exhausted, each Seller Party hereby covenants, as to itself, as set forth below:

(a) Name Change, Offices and Records. Seller will not change its name, identity or structure (within the meaning of Section 9-402(7) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records (including Contracts) are kept from those set forth on Schedule A unless it shall have: (i) given the Administrative Agent at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by the Administrative Agent in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent shall have received, at least five (5) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. Unless otherwise consented by the Administrative Agent, such Seller Party will not, and will not permit Originator to, make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(c), the Servicer will not, and will not permit Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Administrative Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or Originator. Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, the financing or lease of which gives rise to any Receivable.

(e) Net Receivables Balance. At no time prior to the Amortization Date shall Seller permit the Net Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves.

(f) Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to Originator in respect thereof, without the prior written consent of the Administrative Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

(g) Restricted Junior Payments. From and after the occurrence of any Amortization Event (unless and until such Amortization Event shall be waived in accordance with Section 13.1 or, in the determination of the Administrative Agent, shall have ceased to exist), Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.2(e).

ARTICLE VIII

ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. Beckman is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. Following the occurrence and during the continuance of a Servicer Default, the Administrative Agent may at any time designate as Servicer any Person to succeed Beckman or any successor Servicer.

(b) Without the prior written consent of the Administrative Agent and the Required Financial Institutions, Beckman shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller and (ii) outside collection agencies in accordance with its Credit and Collection Policy. Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Beckman. The Administrative Agent may, at any time following the occurrence and during the continuance of a Servicer Default, designate as Servicer any Person other than Beckman, whereupon all duties and responsibilities of Beckman as Servicer hereunder shall cease and all duties and responsibilities theretofore delegated by Beckman to Seller as sub-servicer may, at the discretion of the Administrative Agent, be terminated forthwith on notice given by the Administrative Agent to Beckman and to Seller.

(c) Notwithstanding the foregoing subsection (b), (i) Beckman shall be and remain primarily liable to the Administrative Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Administrative Agent and the Purchasers shall be entitled to deal exclusively with Beckman in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Administrative Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Beckman in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Beckman, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 8.2 Duties of Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. In the case of any Obligors that remit payments by wire transfer and that do not, as of March 31, 2010, remit such payments directly to the Collection Account, the Servicer shall (i) on such date issue a written direction to such Obligors to at all times thereafter remit all such payments directly to the Collection Account and (ii) if any such Obligor continues to fail to remit such payments directly to the Collection Account as of May 31, 2010, the Servicer shall promptly following such date issue a new written direction to such Obligor to at all times thereafter remit such payments directly to such Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit V (or such other form reasonably acceptable to the Administrative Agent) with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Administrative Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(b) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Administrative Agent, segregate, in a manner acceptable to the Administrative Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers within two (2) Business Days following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(c) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the Administrative Agent or the Purchasers under this Agreement. So long as an Amortization Event has occurred and is continuing, notwithstanding anything to the contrary contained herein, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(d) The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Administrative Agent, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(e) Any payment by an Obligor in respect of any indebtedness owed by it to Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Collection Notices. Following the occurrence and during the continuance of an Amortization Event, the Administrative Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Administrative Agent for the benefit of the Purchasers, effective when the Administrative Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Following the occurrence and during the continuance of an Amortization Event, the Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Seller.

Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent and the Purchasers of their rights hereunder shall not release the Servicer, Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5 Reports. The Servicer shall prepare and forward to the Administrative Agent (i) on the 15 th day of each month (or, if such day is not a Business Day, on the next succeeding Business Day), and at such times as the Administrative Agent shall request, a Settlement Report and (ii) at such times as the Administrative Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 8.6 Servicing Fees. In consideration of Beckman’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Beckman shall continue to perform as Servicer hereunder, Seller shall pay over to Beckman a fee (the “Servicing Fee”) on each Settlement Date, in arrears for the immediately preceding month, equal to 1.0% per annum of the average aggregate Outstanding Balance of all Receivables during such period, as compensation for its credit and collection and other administration services related to the Receivables.

Section 8.7 Servicer Default. The occurrence and continuation of:

(a) Any Amortization Event detailed in Article IX in respect of the Servicer shall constitute a Servicer Default, provided that any Amortization Event of the type described in Sections 9.1(f), (g), (h) and (i) shall not constitute a Servicer Default.

(b) There shall have occurred and be continuing any collection, billing or accounting systems failure which has a Material Adverse Effect on the Servicer’s ability to either collect the Receivables or to perform its obligations under this Agreement.

(c) The Amortization Event described in Section 9.1(p).

ARTICLE IX

AMORTIZATION EVENTS

Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a) Any Seller Party shall fail to make any payment or deposit required hereunder or under any other Transaction Document when due and, for any such payment or deposit which is not in respect of Capital, such failure continues for three (3) Business Days.

(b) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect (or, in the case of any representation, warranty, certification or statement that is subject to a Material Adverse Effect or other materiality qualifier, such representation, warranty, certification or statement or warranty as stated shall prove to be incorrect) when made or deemed made.

(c) Any of the following:

(i) Any Seller Party shall fail to perform or observe any term, covenant or agreement contained in Section 7.1(b)(i) (Notice of Amortization Events or Potential Amortization Events), 7.1(b)(iv) (Notice of Termination Date), 7.1(b)(v) (Notice of Defaults Under Other Agreements), 7.1(c)(ii) (Preservation of Limited Liability Company Existence), 7.1(c)(iii) (Preservation of Corporate Existence), 7.1(d) (Audits), 7.1(e) (Keeping and Marking of Records and Books), 7.1(f) (Compliance with Contracts and Credit and Collection Policy), 7.1(h) (Ownership), 7.1(j) (Collections), 7.1(m) (Payment to Originator) or 7.2 (Negative Covenants of the Seller Parties) and any such failure continues for three (3) Business Days after the earlier of (A) Knowledge thereof by a Seller Party and (B) the date on which written notice thereof shall have been given to such Seller Party by the Administrative Agent or any Financial Institution;

(ii) Any Seller Party shall fail to perform or observe any other term, covenant or agreement contained in Section 7.1(a) (Financial Reporting), 7.1(b) (Notices), 7.1(g) (Performance and Enforcement of Receivables Sale Agreement) or 7.1(i) (Purchasers’ Reliance) if such failure shall remain unremedied for three (3) Business Days after the earlier of (A) Knowledge thereof by a Seller Party and (B) the date on which written notice thereof shall have been given to such Seller Party by the Administrative Agent or any Financial Institution;

(iii) Seller shall fail to perform or observe any other term, covenant or agreement contained herein or in any other Transaction Document and such failure shall remain unremedied for five (5) Business Days after the earlier of (A) Knowledge thereof by a Seller Party and (B) the date on which written notice thereof shall have been given to such Seller Party by the Administrative Agent or any Financial Institution; or

(iv) the Servicer shall fail to perform or observe any other term, covenant or agreement contained herein or in any other Transaction Document and such failure shall remain unremedied for thirty (30) days.

(d) Failure of Seller to pay any Indebtedness when due (after all applicable grace periods therefor) or the failure of any other Seller Party to pay any Indebtedness when due of at least $75,000,000 in the aggregate, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and in each case such failure shall continue after the applicable grace period therefor, or the default by any Seller Party in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness may be or was created or is governed, the effect of which is to cause such Indebtedness to be declared due prior to its stated maturity or to terminate the facility providing for the creation of any such Indebtedness; or any such Indebtedness of any Seller Party shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof except for any secured debt that becomes due solely by reason of the sale or other disposition of the asset securing such debt in the ordinary course of the Servicer’s business and not as part of any foreclosure or similar proceeding, provided such debt is repaid at the time of such sale or disposition.

(e) (i) Any Seller Party or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party or any of its Significant Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and in the case of any such proceeding instituted against such Seller Party (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) any Seller Party or any of its Significant Subsidiaries shall take any corporate or limited liability company action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (e).

(f) Seller shall fail to comply with the terms of Section 2.6.

(g) As at the end of any calendar month through the end of October 2008, the three-month rolling average Delinquency Ratio shall exceed 26.5%, and as at the end of any calendar month thereafter, the three-month rolling average Delinquency Ratio shall exceed 22.0%.

(h) As at the end of any calendar month, the three-month rolling average Loss-to-Liquidation Ratio shall exceed 9.00% (the “LTLR Trigger”).

(i) As at the end of any calendar month through the end of February 2008, the three-month rolling average Dilution Ratio shall exceed 11.0%, and as at the end of any calendar month thereafter, the three-month rolling average Dilution Ratio shall exceed 9.0%.

(j) A Change of Control shall occur.

(k) The Servicer shall at any time fail to: (i) maintain, at the end of any fiscal quarter of the Servicer, a ratio of Consolidated Funded Indebtedness as of such date to Consolidated EBITDA for the four (4) fiscal quarters ending on such date of not greater than 3.25:1.00; or (ii) maintain, at the end of any fiscal quarter of the Servicer, a ratio of Consolidated EBITDA to Interest Expense of not less than 3.5:1.00 for the four (4) fiscal quarters ending on such date.

(l) The Administrative Agent, for the benefit of the Purchasers, shall at any time for any reason fail to have a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Purchasers.

(m) (i) One or more final judgments for the payment of money shall be entered against Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $75,000,000 in the aggregate, shall be entered against the Servicer and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Amortization Event under this Section 9.1(m) to the extent that and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not declined the claim made for payment of, the amount of such judgment or order;

(n) (i) Originator shall fail to perform or observe any term, covenant or agreement under the Receivables Sale Agreement and such failure shall continue for five (5) consecutive Business Days after the earlier of (A) Knowledge thereof by a Seller Party and (B) the date on which written notice thereof shall have been given to such Seller Party by the Administrative Agent or any Financial Institution, (ii) the “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or (iii) Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement and such incapacity shall continue for three (3) Business Days.

(o) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller or Servicer, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of this Agreement.

(p) DLL shall have delivered notice of a “DLL Servicer Termination”, pursuant to, and as defined, in the DLL Interpurchaser Agreement.

(q) Any Person shall be appointed as an Independent Director of the Seller without prior notice thereof having been given to the Administrative Agent in accordance with Section 7.1(b)(viii) or without the written acknowledgement by the Administrative Agent that such Person conforms, to the satisfaction of the Administrative Agent, with the criteria set forth in the definition herein of “Independent Director.”

Section 9.2 Remedies. Upon the occurrence and during the continuance of a Servicer Default, the Administrative Agent may, or upon the direction of the Required Financial Institutions shall, replace the Person then acting as Servicer, pursuant to the procedures set forth in the DLL Interpurchaser Agreement. Upon the occurrence and during the continuance of an Amortization Event, the Administrative Agent may, or upon the direction of the Required Financial Institutions shall, take any of the following actions: (i) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iii) deliver the Collection Notices to the Collection Banks, and (iv) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnities by the Seller Parties. Without limiting any other rights that the Administrative Agent or any Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Administrative Agent, the Sole Lead Arranger, each Purchaser and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Administrative Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent the same include losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor;

(iii) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections; or

(iv) any claim by any Indemnified Party against another Indemnified Party;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Purchasers to any Seller Party to recover any amount where an explicit right to recover such amount is set forth under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

(i) any representation or warranty made by any Seller Party or Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by Seller, the Servicer or Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of Seller, the Servicer or Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Seller, the Servicer or Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event;

(x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to Originator under the Receivables Sale Agreement in consideration of the transfer by Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Administrative Agent for the benefit of the Purchasers, or to transfer to the Administrative Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Administrative Agent or the Purchasers with respect to any Receivable or the value of any such Receivable;

(xiv) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action;

(xvi) the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2 Increased Cost and Reduced Return.

If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any new applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a “Regulatory Change”): (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Administrative Agent, Seller shall pay to the Administrative Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction.

Section 10.3 Other Costs and Expenses. Seller shall pay to the Administrative Agent and Company on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Company’s auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of legal counsel for Company and the Administrative Agent (which such counsel may be employees of Company or the Administrative Agent) with respect thereto and with respect to advising Company and the Administrative Agent as to their respective rights and remedies under this Agreement. Seller shall pay to the Administrative Agent on demand any and all costs and expenses of the Administrative Agent and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event. Seller shall reimburse Company on demand for all other costs and expenses incurred by Company (“Other Costs”), including, without limitation, the cost of auditing Company’s books by certified public accountants, the cost of rating the Commercial Paper by independent financial rating agencies, and the reasonable fees and out-of-pocket expenses of counsel for Company or any counsel for any shareholder of Company with respect to advising Company or such shareholder as to matters relating to Company’s operations.

Section 10.4 Allocations. Company shall allocate the liability for Other Costs among Seller and other Persons with whom Company has entered into agreements to purchase interests in receivables (“Other Sellers”). If any Other Costs are attributable to Seller and not attributable to any Other Seller, Seller shall be solely liable for such Other Costs. However, if Other Costs are attributable to Other Sellers and not attributable to Seller, such Other Sellers shall be solely liable for such Other Costs. All allocations to be made pursuant to the foregoing provisions of this Article X shall be made by Company in its sole discretion and shall be binding on Seller and the Servicer.

Section 10.5 Cooperation With Respect to Contests of Certain Indemnified Amounts. If a Seller Party determines in good faith that a reasonable basis exists for contesting any Indemnified Amounts attributable to taxes for which such Seller Party has indemnified an Indemnified Party pursuant to Section 10.1, such Indemnified Party shall make a good faith effort to cooperate with such Seller Party in challenging such Indemnified Amounts at such Seller Party’s expense if so requested in writing.

Section 10.6 Accounting Based Consolidation Event. (a) If an Accounting Based Consolidation Event shall at any time occur then, upon demand by the Administrative Agent, Seller shall pay to the Administrative Agent, for the benefit of the relevant Affected Entity, such amounts as such Affected Entity reasonably determines will compensate or reimburse such Affected Entity for any resulting (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Affected Entity, (ii) reduction in the rate of return on such Affected Entity’s capital or reduction in the amount of any sum received or receivable by such Affected Entity or (iii) internal capital charge or other imputed cost determined by such Affected Entity to be allocable to Seller or the transactions contemplated in this Agreement in connection therewith; provided, that the ABCE Costs payable in respect of any period shall not exceed the ABCE Cost Cap for such period. Amounts under this Section 10.6 may be demanded at any time without regard to the timing of issuance of any financial statement by the Company or by any Affected Entity.

(b) The following terms shall have the following meanings:

“ABCE Costs” means, collectively, any amount of a type described in Section 10.6(a) (i), (ii) or (iii) or any similar fee, expense or increased cost arising by reason of an action by any Financial Institution of the type contemplated under Section 12.3.

“ABCE Cost Cap” means, in respect of any period, an amount equal to (a) the rate per annum representing the difference, if positive, between (i) the sum of the daily average LIBO (using such Tranche Periods, as shall be reasonably selected by the Administrative Agent) plus the Applicable Margin during such period, minus (ii) the daily average CP Costs (expressed as a rate per annum) during such period, multiplied by (b) the daily average Aggregate Capital of the Purchaser Interests during such period.

“Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of the Company that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Affected Entity. An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Entity shall acknowledge in writing that any such consolidation of the assets and liabilities of the Company shall occur.

“Affected Entity” means (i) any Financial Institution, (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to the Company, (iii) any agent, administrator or manager of the Company or (iv) any bank holding company in respect of any of the foregoing.

ARTICLE XI

THE AGENT

Section 11.1 Authorization and Action. Each Purchaser hereby designates and appoints JPMorgan to act as its agent hereunder and under each other Transaction Document, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Administrative Agent. In performing its functions and duties hereunder and under the other Transaction Documents, the Administrative Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns. The Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Administrative Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Purchaser hereby authorizes the Administrative Agent to file each of the Uniform Commercial Code financing statements on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).

Section 11.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Administrative Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. The Administrative Agent shall not be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Administrative Agent has received notice from Seller or a Purchaser.

Section 11.4 Reliance by Administrative Agent. The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of Company or the Required Financial Institutions or all of the Purchasers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Administrative Agent shall have received such advice, the Administrative Agent may take or refrain from taking any action, as the Administrative Agent shall deem advisable and in the best interests of the Purchasers. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Company or the Required Financial Institutions or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

Section 11.5 Non-Reliance on Administrative Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Administrative Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser represents and warrants to the Administrative Agent that it has and will, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6 Reimbursement and Indemnification. The Financial Institutions agree to reimburse and indemnify the Administrative Agent and its officers, directors, employees, representatives and agents ratably according to their Pro Rata Shares, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Administrative Agent, acting in its capacity as Administrative Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Administrative Agent, in its capacity as Administrative Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7 Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though the Administrative Agent were not the Administrative Agent hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Administrative Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Administrative Agent, and the terms “Financial Institution,” “Purchaser,” “Financial Institutions” and “Purchasers” shall include the Administrative Agent in its individual capacity.

Section 11.8 Successor Administrative Agent. The Administrative Agent may, upon twenty (20) days’ notice to Seller and the Purchasers, and the Administrative Agent will, upon the direction of all of the Purchasers (other than the Administrative Agent, in its individual capacity) resign as Administrative Agent. If the Administrative Agent shall resign, then the Required Financial Institutions during such five-day period shall appoint from among the Purchasers a successor agent. If for any reason no successor Administrative Agent is appointed by the Required Financial Institutions during such five-day period, then effective upon the termination of such five-day period, the Purchasers shall perform all of the duties of the Administrative Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and under the other Transaction Documents.

ARTICLE XII

ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) Seller and each Financial Institution hereby agree and consent to the complete or partial assignment by Company of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Financial Institutions pursuant to the Asset Purchase Agreement, or to any other Person (a “Company Assignee”), and upon such assignment, Company shall be released from its obligations so assigned. Further, Seller and each Financial Institution hereby agree that any assignee of Company of this Agreement or all or any of the Purchaser Interests of Company shall have all of the rights and benefits under this Agreement as if the term “Company” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Company hereunder. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, no Company Assignee shall be entitled to receive any greater payment under Article X with respect to taxes than the applicable grantor of such assignment would have been entitled to receive with respect to the assigned interest had no assignment been made.

(b) With the consent of the Seller (such consent not to be unreasonably withheld or delayed), any Financial Institution may at any time and from time to time assign to one or more Persons (“Purchasing Financial Institutions”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VI hereto (the “Assignment Agreement”) executed by such Purchasing Financial Institution and such selling Financial Institution. The consent of Company shall be required prior to the effectiveness of any such assignment. Each assignee of a Financial Institution must (i) have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service, Inc. and (ii) agree to deliver to the Administrative Agent, promptly following any request therefor by the Administrative Agent or Company, an enforceability opinion in form and substance satisfactory to the Administrative Agent and Company. Upon delivery of the executed Assignment Agreement (including the consent of the Seller) to the Administrative Agent, such selling Financial Institution shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Financial Institution shall for all purposes be a Financial Institution party to this Agreement and shall have all the rights and obligations of a Financial Institution under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Administrative Agent shall be required.

(c) Each of the Financial Institutions agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor’s Ratings Group and P-1 by Moody’s Investor Service, Inc. (an “Affected Financial Institution”), such Affected Financial Institution shall be obliged, at the request of Company or the Administrative Agent, to assign all of its rights and obligations hereunder to (x) another Financial Institution or (y) another funding entity nominated by the Administrative Agent and acceptable to Company, and willing to participate in this Agreement through the Facility Termination Date in the place of such Affected Financial Institution; provided that the Affected Financial Institution receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Financial Institution’s Pro Rata Share of the Aggregate Capital and Yield owing to the Financial Institutions and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Financial Institutions.

Section 12.2 Participations. Any Financial Institution may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of the Financial Institutions, its obligation to pay Company its Commitments or any other interest of such Financial Institution hereunder. Notwithstanding any such sale by a Financial Institution of a participating interest to a Participant, such Financial Institution’s rights and obligations under this Agreement shall remain unchanged, such Financial Institution shall remain solely responsible for the performance of its obligations hereunder, and Seller, Company and the Administrative Agent shall continue to deal solely and directly with such Financial Institution in connection with such Financial Institution’s rights and obligations under this Agreement. Each Financial Institution agrees that any agreement between such Financial Institution and any such Participant in respect of such participating interest shall not restrict such Financial Institution’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 13.1(b)(i). Notwithstanding anything to the contrary herein, (i) Participants shall not have any audit or inspection rights hereunder and (ii) costs and expenses incurred by Participants that would otherwise be eligible to be reimbursed or indemnified hereunder shall only be reimbursed or indemnified to the extent they do not exceed costs and expenses that would have been incurred by the Financial Institution (or any subsequent acquirer of such participating interest) who sold such Participant a participating interest hereunder.

Section 12.3 Federal Reserve. Any Financial Institution may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Financial Institution to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that (i) no such pledge or grant of a security interest shall release a Financial Institution from any of its obligations hereunder, or substitute any such pledgee or grantee for such Financial Institution as a party hereto and (ii) to the extent such pledge or grant gives rise to any claim for any fee, expense or increased cost to be paid by the Seller hereunder, such fee, expense or increased cost during any period shall not, when combined with any ABCE Costs payable in respect of such period, exceed the ABCE Cost Cap for such period.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Waivers and Amendments.

(a) No failure or delay on the part of the Administrative Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 13.1(b). Company, Seller and the Administrative Agent, at the direction of the Required Financial Institutions, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Administrative Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Financial Institution’s Pro Rata Share (except pursuant to Section 1.5) or any Financial Institution’s Commitment, (E) amend, modify or waive any provision of the definition of Required Financial Institutions or this Section 13.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Delinquency Ratio,” “Dilution Ratio,” “Eligible Receivable,” “Loss Reserve Percentage,” “Loss Reserve” or “Loss-to-Liquidation Ratio,” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the then Administrative Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Administrative Agent.

Notwithstanding the foregoing, without the consent of the Financial Institutions, but with the consent of Seller, the Administrative Agent may amend this Agreement solely to add additional Persons as Financial Institutions hereunder. Any modification or waiver made in accordance with this Section 13.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Administrative Agent.

Section 13.2 Notices. Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 13.2. Seller hereby authorizes the Administrative Agent to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Administrative Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.

Section 13.3 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such

Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4 Protection of Ownership Interests of the Purchasers.

(a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Administrative Agent may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Administrative Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time, the Administrative Agent may, or the Administrative Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder, the Administrative Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 13.5 Confidentiality.

(a) Each of the Administrative Agent and the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) by the Administrative Agent or any Purchaser to any rating agency, Commercial Paper dealer, provider of credit enhancement or liquidity to the Company or any Person providing financing to, or holding equity interests in, the Company, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, (h) with the consent of the Seller or Servicer, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Company or any Purchaser on a nonconfidential basis from a source other than a Seller Party or one of its Affiliates. For the purposes of this Section, “Information” means all information received from a Seller Party or derived from information received from a Seller Party relating to any Seller Party or its business, other than any such information that is available to the Administrative Agent or any Purchaser on a nonconfidential basis prior to disclosure by such Seller Party; provided that, in the case of information received from a Seller Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each Seller Party and each Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Administrative Agent and the Company and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and such Purchaser and its officers and employees may disclose such information to such Seller Party’s and such Purchaser’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding or in connection with any legal or other proceeding brought to enforce its rights or defend itself hereunder. Notwithstanding the foregoing, if and to the extent legal counsel for any Seller Party or Purchaser shall conclude that, in order for such Seller Party or Purchaser to be in compliance with law, this Agreement and/or other confidential or proprietary information must be disclosed, such Seller Party or Purchaser shall be permitted to disclose this Agreement and/or other confidential or proprietary information, as required. Anything herein to the contrary notwithstanding, each Seller Party, each Purchaser, the Administrative Agent, each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

Section 13.6 Bankruptcy Petition. Seller, the Servicer, the Administrative Agent and each Financial Institution hereby covenants and agrees that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding senior indebtedness of Company or any Unconditional Liquidity Provider, it will not institute against, or join any other Person in instituting against, Company or any such entity any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 13.7 Limited Recourse. Notwithstanding anything to the contrary contained herein, the obligations of Company under this Agreement are solely the obligations of Company and, in the case of obligations of Company other than Commercial Paper, shall be payable at such time as funds are received by or are available to Company in excess of funds necessary to pay in full all outstanding Commercial Paper and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against Company but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11, United States Code (Bankruptcy)) of any such party shall be subordinated to the payment in full of all Commercial Paper.

No recourse under any obligation, covenant or agreement of Company contained in this Agreement shall be had against any member, manager, officer, director, employee or agent of Company, the Administrative Agent, the Manager or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely an obligation of Company individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, employee or agent of Company, the Administrative Agent, the Manager or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of Company contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by Company of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such member, manager, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them.

Section 13.8 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of Company, the Administrative Agent or any Financial Institution, no claim may be made by any Seller Party or any other Person against Company, the Administrative Agent or any Financial Institution or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 13.9 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 13.10 CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 13.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 13.12 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 13.5, 13.6, 13.7 and 13.8 shall be continuing and shall survive any termination of this Agreement.

Section 13.13 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 13.14 JPMorgan Roles. Each of the Financial Institutions acknowledges that JPMorgan acts, or may in the future act, (i) as administrative agent for Company or any Financial Institution, (ii) as issuing and paying agent for the Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Commercial Paper and (iv) to provide other services from time to time for Company or any Financial Institution (collectively, the “JPMorgan Roles”). Without limiting the generality of this Section 13.14, each Financial Institution hereby acknowledges and consents to any and all JPMorgan Roles and agrees that in connection with any JPMorgan Role, JPMorgan may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Company.

Section 13.15 Characterization.

(a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each Purchaser and the Administrative Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Administrative Agent or any assignee thereof of any obligation of Seller or Originator or any other person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or Originator. Notwithstanding the foregoing, (i) solely for purposes of taxes imposed on or measured by net income or gross receipts, and without in any way impairing the position set forth in the first sentence of this Section 13.15(a)(i) or the characterization of the transfer effected under the Receivables Sales Agreement, it is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections (the “Intended Tax Characterization”) and (ii) the parties agree to (A) act in accordance with the Intended Tax Characterization in the preparation and the filing of all income tax returns and in the course of any tax audit, tax review or tax litigation relating thereto and (B) take no position and cause their affiliates to take no position inconsistent with such Intended Tax Characterization unless otherwise required by law.

(b) In addition to any ownership interest which the Administrative Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Administrative Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids (collectively, the “Purchased Assets”). The Administrative Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

(c) If, notwithstanding the intention of the parties expressed above, any sale or transfer by Seller hereunder shall be characterized (other than solely for tax purposes) as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable (any of the foregoing being a “Recharacterization”), then this Agreement shall be deemed to constitute a security agreement for such purposes under the UCC and other applicable law. In the case of any Recharacterization, the Seller represents and warrants that each remittance of Collections to the Agent or the Purchasers hereunder will have been (i) in payment of a debt incurred in the ordinary course of its business or financial affairs and (ii) made in the ordinary course of its business or financial affairs.

Section 13.16 USA PATRIOT Act. Each Financial Institution that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Seller Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Seller Party, which information includes the name and address of the each Seller Party and other information that will allow such Financial Institution to identify each Seller Party in accordance with the Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

BECKMAN COULTER FINANCE COMPANY, LLC, as Seller

By:
Name:
Title:
Address:	4300 N. Harbor Blvd., M/S B-34-D
P.O. Box 3100
Fullerton, CA 92834-3100
Facsimile: (714) 773-6840
Attention: Roger Plotkin

BECKMAN COULTER, INC., as Servicer

By:
Name:
Title:
Address:	4300 N. Harbor Blvd., M/S B-34-D
P.O. Box 3100
Fullerton, CA 92834-3100
Facsimile: (714) 773-6840
Attention: Roger Plotkin

Signature Page to Receivables Purchase Agreement

PARK AVENUE RECEIVABLES COMPANY LLC

By: JPMorgan Chase Bank, N.A., its attorney-in-fact

By:
Name:	Adam J. Klimek
Title:	Vice President
Address:	c/o JPMorgan Chase Bank, N.A., as
Administrative Agent
Asset Backed Securities Conduit Group
10 S. Dearborn
Chicago, Illinois 60603
Fax: (312) 732-3600

JPMORGAN CHASE BANK, N.A., as a Financial Institution and as Administrative Agent

By:
Name:	Adam J. Klimek
Title:	Vice President
Address:	JPMorgan Chase Bank, N.A.
Asset Backed Securities Conduit Group
10 S. Dearborn
Chicago, Illinois 60603
Fax: (312) 732-3600

Signature Page to Receivables Purchase Agreement

EXHIBIT I

COMMITMENTS OF FINANCIAL INSTITUTIONS

Financial Institution	Commitment
JPMorgan Chase Bank, N.A.	$125,000,000
$125,000,000

Exh. I-1

EXHIBIT II

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Financial Institution” has the meaning specified in Section 12.1(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10.0% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserves” means, on any date of determination, the sum of the Loss Reserve, the Dilution Reserve, the DLL Reserve and the Yield and Servicing Fee Reserve.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all Aggregate Capital, expenses and all other unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Amortization Event, and (iv) the date which is thirty (30) Business Days after the Administrative Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

Exh. II-1

“Amortization Event” has the meaning specified in Article IX.

“Applicable Margin” shall have the meaning specified in the Fee Letter.

“Asset Purchase Agreement” or “APA” means that certain Asset Purchase Agreement dated as of the date hereof among Company, the Financial Institutions and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer or chief financial officer.

“BEC-DLL Transferred Receivables” shall have the meaning given to such term in the DLL Interpurchaser Agreement.

“Beckman” has the meaning set forth in the preamble to this Agreement.

“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder, (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice, (iii) is assigned to the Financial Institutions pursuant to the Liquidity Agreement or (iv) otherwise is terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Tranche Periods or the tranche periods for Commercial Paper determined by the Administrative Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent which in each case are applied to

Exh. II-2

reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Change of Control” means (i) any Person or two (2) or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934), directly or indirectly, of the outstanding shares of voting stock of Originator (or other securities convertible into such voting stock) representing 40.0% or more of the combined voting power of all voting stock of Originator; or (ii) during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of Originator shall cease for any reason to constitute a majority of the board of directors of Originator; (iii) any Person or two (2) or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Originator; or (iv) Beckman shall for any reason cease to control all of the membership interests of Seller.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(e) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible or (iv) which has been identified by Seller as uncollectible.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Schedule B, as such Schedule may be updated from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Collection Account Agreement” means an agreement substantially in the form of Exhibit V among Originator, Seller, the Administrative Agent and a Collection Bank, or such other Collection Account Agreement as may be reasonably acceptable to the Administrative Agent.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collection Notice” means a notice, in substantially the form of Annex A to Exhibit V, from the Administrative Agent to a Collection Bank.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, principal, Finance Charges, recoveries or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable and any Deemed Collections.

Exh. II-3

“Commercial Paper” means promissory notes of Company issued by Company in the commercial paper market.

“Commitment” means, for each Financial Institution, the commitment of such Financial Institution to purchase Purchaser Interests from Seller, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Financial Institution’s name on Exhibit I to this Agreement, as such amount may be modified in accordance with the terms hereof (including, without limitation, any reduction of Commitments in connection with a reduction of the Purchaser Limit under Section 1.1(b) and any termination of Commitments pursuant to Section 1.5) and (ii) with respect to any individual purchase hereunder, its Pro Rata Share of the Purchase Price therefor.

“Commitment Availability” means at any time the positive difference (if any) between (a) an amount equal to the aggregate amount of the Commitments at such time minus (b) the Aggregate Capital at such time.

“Company” has the meaning set forth in the preamble to this Agreement.

“Concentration Limit” means, at any time, for any category of Eligible Receivables identified below, an amount equal to the respective percentage set forth below of the Net Receivables Balance at such time. Each of the following shall constitute a Concentration Limit:

(i) for all Eligible Receivables of any one (1) Obligor, together with the Eligible Receivables of any Affiliates of such Obligor, provided for this determination Affiliates will be aggregated for only the top fifteen (15) Obligors (as measured by revenue of such Obligor), 5.50%;

(ii) for all Eligible Receivables of all Obligors that constitute the United States government or a United States governmental subdivision or agency, 5.50%;

(iii) for all Eligible Receivables of all Foreign Obligors, 5.50%;

(iv) for all Eligible Receivables generated in connection with the provision of Services, 5.50%, or such other amount (a “Special Concentration Limit”) as may be designated by the Administrative Agent from time to time, which such Special Concentration Limit may be cancelled or reduced by the Administrative Agent upon not less than three (3) Business Days’ notice to Seller; and

(v) for all Eligible Receivables that by their terms are due and payable more than thirty (30) days after the original billing date therefor, 5.50%.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

Exh. II-4

“Contract” means, with respect to any Receivable, any and all instruments, purchase orders, agreements, leases, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable, but solely to the extent such Contract evidences Receivables sold pursuant to the Receivables Sale Agreement and the associated rights to enforce payment on such Receivables.

“CP Costs” means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of Company pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the Administrative Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by Company in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital. On the occurrence and during the continuation of an Amortization Event, discount or yield on Pooled Commercial Paper shall be deemed to accrue at the Default Rate.

“Credit Agreement” has the meaning set forth in Section 7.1(b)(vii).

“Credit and Collection Policy” means Seller’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Schedule D hereto, as modified from time to time in accordance with this Agreement.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received (a) a Collection of a Receivable if and to the extent of the applicable reduction, at any time the Outstanding Balance of any such Receivable is either (i) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) a Collection in full of a Receivable if any of the representations or warranties in Article V are no longer true with respect to such Receivable.

“Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 120 days from the original due date for such payment.

Exh. II-5

“Default Rate” means a rate per annum equal to 3.00% above the Prime Rate.

“Default Ratio” means, at any time, a percentage equal to (i) the sum of (a) the aggregate Outstanding Balance of all Receivables that became Charged-Off Receivables during such calendar month and that were less than 121 days past the original due date and (b) the aggregate Outstanding Balance of all Receivables as to which any payment, or part thereof, remains unpaid for 121 days to 150 days past the original due date as of the last day of such calendar month, divided by (ii) the aggregate gross sales of all Receivables generated by Originator during the calendar month ended five (5) calendar months prior to such calendar month.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for greater than 90 days from the original due date for such payment.

“Designated Obligor” means an Obligor indicated by the Administrative Agent to Seller in writing.

“Dilution Horizon” means the time period between a sale and the recognition of a dilutive credit.

“Dilution Ratio” means, in respect of any calendar month, a percentage equal to (i) the aggregate amount of Dilutions which occurred during such calendar month, divided by (ii) the aggregate gross sales of all Receivables generated by Originator during such calendar month.

“Dilution Reserve” means, on any date, an amount equal to the Dilution Reserve Percentage multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

“Dilution Reserve Floor” means 9.0%.

“Dilution Reserve Percentage” means, at any time, the greater of (i) the Dilution Reserve Floor and (ii) the amount expressed as a percentage and calculated in accordance with the following formula:

DRP = (SF x ED) + ((DS – ED) x (DS / ED)) x DHR

where:

SF	=	2.0, provided that during the Preliminary Period, SF shall be 1.75.

ED	=	the 12-month average rolling Dilution Ratio.

DS	=	the greatest Dilution Ratio during the immediately preceding 12-month period.

Exh. II-6

DHR	=	the aggregate gross sales of all Receivables generated by Originator during the most recent calendar month divided by the Net Receivables Balance as of the last day of such calendar month.

In calculating the Dilution Reserve Percentage at any time, actual performance data shall be used; provided, that, in the calculation of ED or DS at any time, the Dilution Ratio in respect of each of April 2008 and May 2008 shall be deemed to have been 6.32%.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (a) of the definition of “Deemed Collections”.

“Discount Rate” means, the LIBO Rate or the Prime Rate, as applicable, with respect to each Purchaser Interest of the Financial Institutions.

“DLL” means, individually and collectively, De Lage Landen Financial Services, Inc. and De Lage Landen Finance, Inc., each a Delaware corporation, together with any other entity controlled by either of them.

“DLL/BEC Receivable” shall have the meaning given to such term in the DLL Interpurchaser Agreement.

“DLL Interpurchaser Agreement” means that certain Interpurchaser Agreement, dated as of February 6, 2008, by and among the Originator, the Seller, DLL and the Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.

“DLL Obligor Receivables” shall have the meaning given to such term in the DLL Interpurchaser Agreement.

“DLL Receivables” shall have the meaning given to such term in the DLL Interpurchaser Agreement.

“DLL Reserve” means an amount equal to zero

“EBITDA” means, for any period, net income (or net loss) for such period plus the sum of (i) Interest Expense for such period, (ii) income and franchise tax expense for such period, (c) depreciation expense for such period, (d) amortization expense for such period, and (e) extraordinary charges and special, one-time charges for such period but only to the extent not in excess of 20.0% of EBITDA for such period calculated without giving effect to this clause (e), in each case determined in accordance with GAAP.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which (a) if a natural person, is a resident of the United States; (b) if a Foreign Obligor, is a corporation or other business organization organized under the laws of Brazil, Canada, Italy, Mexico, Puerto Rico, Spain or South Korea and not a government or governmental subdivision or agency; (c) is not an Affiliate of any of the parties hereto; and (d) is not a Designated Obligor;

Exh. II-7

(ii) the Obligor of which is not the Obligor of any Charged-Off Receivable;

(iii) which is not a Charged-Off Receivable or a Delinquent Receivable;

(iv) which, if an operating lease, only represents the operating lease rent that is due and payable during a one-month period;

(v) which by its terms is due and payable within 90 days of the original billing date therefor and has not had its payment terms extended;

(vi) which is an “account” or “chattel paper” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions;

(vii) which is denominated and payable only in United States dollars in the United States;

(viii) which arises under a Contract in substantially the form of one of the form contracts set forth on Schedule E hereto or otherwise approved by the Administrative Agent in writing, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense;

(ix) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights of Originator or any of its assignees under such Contract, unless such rights are otherwise assignable by law or for which consent to such assignment has been obtained, and (B) does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract;

(x) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale or lease of goods, or the provision of Services, by Originator;

(xi) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation;

(xii) which satisfies all applicable requirements of the Credit and Collection Policy in all material respects;

(xiii) which was generated in the ordinary course of Originator’s business;

(xiv) which arises solely from the sale of goods or the provision of Services to the related Obligor by Originator, and not

Exh. II-8

by any other Person (in whole or in part), it being understood that in the event an Originator shall acquire any business after the date hereof, the Receivables arising from the operation of the business so acquired (whether arising before or after such acquisition) will not constitute “Eligible Receivables” hereunder (a) if the Receivables arise solely from the acquisition of a portfolio from such business by the Originator, (b) until such time as all cash collections or other cash proceeds payable in respect of such Receivables are remitted as Collections to a Lock-Box or Collection Account, as applicable, or (c) if the aggregate amount of the Receivables for such acquired business exceeds $20,000,000 or if the aggregate of amount of Receivables for all such businesses acquired by Originator in a 12-month period exceeds $30,000,000, in each case without the prior written consent of the Administrative Agent (such consent not be unreasonably withheld or delayed);

(xv) as to which the Administrative Agent has not notified Seller that the Administrative Agent has reasonably determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to the Administrative Agent in its reasonable judgment;

(xvi) which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against Originator or any other Adverse Claim, and the Obligor thereon holds no right as against Originator to cause Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract);

(xvii) as to which Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xviii) all right, title and interest to and in which has been validly transferred by Originator directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim;

(xix) the Obligor of which is not the Obligor of Delinquent Receivables which in the aggregate constitute more than 50.0% of all Receivables of such Obligor; and

(xx) the Obligor of which is not De Lage Landen Financial Services, Inc. or any Affiliate thereof, and neither De Lage Landen Financial Services, Inc. nor any Affiliate thereof has any interest in or Adverse Claim against such Receivable or the Related Security with respect thereto; and

(xxi) the Obligor of which is not Fleet Business Credit LLC or any Affiliate thereof, and neither Fleet Business Credit LLC nor any Affiliate thereof has any interest in or Adverse Claim against such Receivable or the Related Security with respect thereto.

Exh. II-9

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Facility Account” means Seller’s Account No. 104-4460 at Mellon Bank.

“Facility Termination Date” means the earliest to occur of (i) October 31, 2012, (ii) the Liquidity Termination Date, (iii) the Amortization Date and (iv) a date selected by the Seller upon thirty (30) Business Days’ written notice from the Seller to the Administrative Agent.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement dated as of the date hereof among Seller, Originator and the Administrative Agent, as it may be amended or modified and in effect from time to time.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Financial Institutions” has the meaning set forth in the preamble in this Agreement.

“Financial Institution Termination Date” has the meaning set forth in Section 2.2.

“Fitch” means Fitch Ratings, Inc.

“Foreign Obligor” means an obligor who, (i) if a natural person, is not a resident of the United States or (ii) if a corporation or other business organization, is neither organized under the laws of the United States or any political subdivision thereof nor has its chief executive office in the United States.

“Funded Indebtedness” means, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (v) all obligations, contingent or otherwise, of such Person in respect of

Exh. II-10

acceptances, letters of credit or similar extensions of credit, (vi) all Funded Indebtedness of others referred to in clauses (i) through (v) above or clause (vii) below and other payment obligations (collectively, “Guaranteed Funded Indebtedness”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Guaranteed Funded Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Funded Indebtedness or to assure the holder of such Guaranteed Funded Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and (vii) all Funded Indebtedness referred to in clauses (i) through (vi) above (including Guaranteed Funded Indebtedness) secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Funded Indebtedness; provided, however, that clauses (v) and (vi) shall not include up to $75,000,000 (in the aggregate) of Funded Indebtedness of Persons other than the Seller and its Subsidiaries outstanding at any time if and to the extent that (1) such Funded Indebtedness evidences a lease or purchase of goods or services by such Person from the Seller or any Subsidiary of the Seller, (2) such Funded Indebtedness would not otherwise constitute Funded Indebtedness but for the fact that the Seller or any Subsidiary of the Seller (or any property of the Seller or any Subsidiary of the Seller) is subject to recourse liability for the payment or purchase of all or a portion thereof in connection with the sale of such Funded Indebtedness and (3) such recourse liability does not exceed 15% of the sale price thereof.

“Funding Agreement” means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of Company.

“Funding Source” means (i) any Financial Institution or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Company.

“GAAP” means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements and (vii) Contingent Obligations.

Exh. II-11

“Independent Director” shall mean a member of the Board of Directors of Seller who (1) is recommended by the Administrative Agent or Sole Lead Arranger or (2) (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five (5) years, and shall not be as long as such Person is a director of the Seller, (A) a director, officer, employee, partner, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): Servicer, Originator, or any of their respective Subsidiaries or Affiliates (other than the Seller), or (B) a member of the immediate family of any director, officer, partner, member, manager, or Affiliate of any of the Independent Parties or the Seller; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Interest Expense” means, for any period, the sum of (i) interest expense, including, without limitation and without duplication, (A) amortization of debt discount, (B) amortization of fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (C) the portion of any liabilities incurred in connection with capitalized leases allocable to interest expense, in each case of the Seller and its Subsidiaries on a Consolidated basis, determined in accordance with GAAP for such period, and (ii) any dividends paid or accrued in respect of any preferred stock of Seller during such period.

“JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity and its successors.

“Knowledge” means in relation to any Seller Party, actual knowledge by any Authorized Officer, Secretary, General Counsel, or any other senior officer in a department or unit of any Seller Party that has responsibility for administering, monitoring or directing the performance by such Seller Party of its respective obligations under this Agreement.

“LIBO” means the rate per annum equal to (a) the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of the relevant Tranche Period, as the rate for dollar deposits with a maturity comparable to such Tranche Period; provided that, in the event that such rate is not available at such time for any reason, then the rate for the relevant Tranche Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Tranche Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Tranche Period, divided by (b) one (1) minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Administrative Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal) applicable to such Tranche Period.

Exh. II-12

“LIBO Rate” means the rate per annum equal to the sum of (i) LIBO plus (ii) the Applicable Margin. The LIBO Rate shall be rounded, if necessary, to the next higher  1/16 of 1%.

“Liquidity Agreement” means and refers to the Asset Purchase Agreement.

“Liquidity Termination Date” means October 27, 2010 (as may be extended for an additional period of time up to 364 days from time to time in accordance with Section 1.5).

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule B.

“Loss Horizon” means the time period between a sale and the recognition of a loss.

“Loss Reserve” means, on any date, an amount equal to the Loss Reserve Percentage multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

“Loss Reserve Floor” means 22.00%.

“Loss Reserve Percentage” means, at any time, the greater of (i) the Loss Reserve Floor and (ii) the amount expressed as a percentage and calculated in accordance with the following formula:

LRP = LR x LHR x SF

where:

LR	=	the greatest three-month average rolling Default Ratio during the immediately preceding 12-month period; provided that in the case of each of the three-month periods ended on October 31, 2007 and December 31, 2007, the average rolling Default Ratio shall be deemed to be 3.84%.

LHR	=	the aggregate gross sales of all Receivables generated by Originator during the four (4) calendar months ending immediately prior to the last day of such calendar month divided by the Net Receivables Balance as of the last day of such calendar month.

SF	=	2.0, provided that during the Preliminary Period, SF shall be 1.75.

“Loss-to-Liquidation Ratio” means, as at the last day of any calendar month, a percentage equal to (i) the sum of (A) the aggregate Outstanding Balance of all Receivables that became Charged-Off Receivables during such calendar month that were not

Exh. II-13

also Delinquent Receivables as of the date that such Receivables became Charged-Off Receivables and (B) the aggregate Outstanding Balance of all Delinquent Receivables that are not also Defaulted Receivables as of the last day of such calendar month divided by (ii) the aggregate amount of Collections during such calendar month.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the financial condition or operations of such Person and its Subsidiaries, (ii) the ability of such Person to perform its obligations under the Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) Originator’s, Seller’s, the Administrative Agent’s or any Purchaser’s interest in the Receivables generally or in any material portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Balance” means, at any time, (i) the aggregate Outstanding Balance of all Eligible Receivables at such time, minus (ii) the aggregate amount by which the Outstanding Balance of the Eligible Receivables within any applicable category exceeds the Concentration Limit or Special Concentration Limit for such category.

“Non-Renewing Financial Institution” has the meaning set forth in Section 1.5(a).

“Obligations” shall have the meaning set forth in Section 2.1.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Originator” means Beckman Coulter, Inc., in its capacity as seller under the Receivables Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.2.

“Perfect Pay Amount” shall have the meaning given to such term in the DLL Interpurchaser Agreement.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pooled Commercial Paper” means Commercial Paper notes of Company subject to any particular pooling arrangement by Company, but excluding Commercial Paper issued by Company for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Company.

Exh. II-14

“Pooled Commercial Paper Rate” means a rate per annum determined for any day on the basis of (i) discount or yield accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment by the Company of Collections received, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs. In addition to the foregoing costs, if any Incremental Purchase shall be requested during any period of time determined by the Administrative Agent in its sole discretion to result in an incrementally higher Pooled Commercial Paper Rate, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by the Company in a special pool for purposes of determining the Pooled Commercial Paper Rate applicable only to such special pool and charged each day during such period against such Capital.

“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Preliminary Period” means the period commencing on the date of this Agreement and ending on the date as of which the average monthly ratio of (i) the Net Receivables Balance minus the Aggregate Reserves, divided by (ii) the Outstanding Balance of all Receivables less the Outstanding Balance of all intercompany Receivables, determined as of the last day of each month, shall first have exceeded 60% in respect of a period of three consecutive months.

“Prime Rate” means, for any day, a rate per annum equal to the greatest of (a) the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City (the “Base Rate”); (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the LIBO Rate for a one month Tranche Period at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the Prime Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the LIBO, respectively.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Pro Rata Share” means, for each Financial Institution, a percentage equal to (i) the Commitment of such Financial Institution, divided by (ii) the aggregate amount of all Commitments of all Financial Institutions hereunder, adjusted as necessary to give effect to the application of the terms of Section 1.5.

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Originator. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the comparable ratings of Fitch shall be substituted for the ratings of S&P or Moody’s, as the case may be; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin, will be set in accordance with Level 6 under the definition of Applicable Margin, (c) if the ratings

Exh. II-15

established by S&P and Moody’s shall fall within different levels, the Applicable Margin, shall be based upon the higher rating unless the such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be. Anything contained herein to the contrary notwithstanding, for purposes of determining the Applicable Margin at any time, (i) if either S&P or Moody’s shall no longer be in the business of issuing public debt ratings, the comparable ratings of Fitch shall be substituted for the ratings of S&P or Moody’s, as the case may be, and (ii) if neither S&P nor Moody’s shall be in the business of issuing such ratings, the Applicable Margin will be determined in accordance with clause (b) above.

“Purchase Limit” means $125,000,000.

“Purchased Assets” has the meaning set forth in Section 13.15(b).

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Settlement Report, taking into account such proposed Incremental Purchase.

“Purchasers” means Company and each Financial Institution.

“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

C / (NRB - AR)

where:

C	=	the Capital of such Purchaser Interest.

NRB	=	the Net Receivables Balance.

AR	=	the Aggregate Reserves.

Exh. II-16

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

“Purchasing Financial Institution” has the meaning set forth in Section 12.1(b).

“Receivable” means the indebtedness and other obligations owed to Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement) or Seller (after giving effect to the transfers thereunder) or in which Seller or Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale or lease of goods or the rendering of services by Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation. Notwithstanding the foregoing, in the event such indebtedness is an operating lease for which only the operating lease rent that is currently due and payable is an Eligible Receivable, the rent that is not then due and payable under such lease shall not constitute a Receivable. Notwithstanding anything to the contrary herein, the term “Receivable” shall not include any DLL Receivables, any DLL/BEC Receivables, any BEC-DLL Transferred Receivables or any DLL Obligor Receivables.

“Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of October 31, 2007, between Originator and Seller, as the same may be amended, restated or otherwise modified from time to time.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Regulatory Change” has the meaning set forth in Section 10.2(a).

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Equipment” means with respect to any Receivable, the goods leased to or financed for the Obligor which lease or financing gave rise to such Receivable and all financing statements or other filings with respect thereto.

Exh. II-17

“Related Security” means, with respect to any Receivable, and in each case solely to the extent related to a Receivable sold pursuant to the Receivables Sale Agreement and the associated rights to enforce payment on such Receivable:

(i) all of Seller’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,

(vi) all of Seller’s right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable, and

(vii) all proceeds of any of the foregoing.

“Replacement Servicer Event” means the date upon which the Administrative Agent replaces the Originator in the capacity of Servicer.

“Replacement Servicer Event DLL Reserve” means the amount of the DLL Reserve upon the occurrence of a Replacement Servicer Event.

“Required Financial Institutions” means, at any time, Financial Institutions with Commitments in excess of 50% of the Purchase Limit.

“Required Notice Period” means the number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

Aggregate Reduction	Required Notice Period
≤$100,000,000	Two (2) Business Days
>$100,000,000	Five (5) Business Days

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for

Exh. II-18

value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to Originator or its Affiliates in reimbursement of actual management services performed).

“S&P” means Standard & Poor’s Ratings Group.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Services” means the provision of installation, maintenance, repair and other services related to the existing installed equipment base.

“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicer Default” has the meaning set forth in Section 8.7.

“Servicing Fee” has the meaning set forth in Section 8.6.

“Settlement Date” means the date that is two (2) Business Days after the day the Settlement Report is required to be delivered pursuant to Section 8.5.

“Settlement Period” means (A) in respect of each Purchaser Interest of Company, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest of the Financial Institutions, the entire Tranche Period of such Purchaser Interest.

“Settlement Report” means a report, in substantially the form of Exhibit VII hereto (appropriately completed), furnished by the Servicer to the Administrative Agent pursuant to Section 8.5.

“Significant Subsidiary” means each Subsidiary of a Seller Party now existing or hereafter acquired or formed, and each successor thereto, which accounts for more than 5% of (i) the Consolidated gross revenues of any Seller Party and its Subsidiaries, (ii) Consolidated EBITDA of such Seller Party and its Subsidiaries or (iii) the Consolidated assets of such Seller Party and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of such Seller Party with respect to which, pursuant to clauses (i) or (ii) of Section 7.1(a), financial statements have been, or are required to have been, delivered by such Seller Party.

“Sole Lead Arranger” means J.P. Morgan Securities Inc.

Exh. II-19

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Seller.

“Termination Percentage” has the meaning set forth in Section 2.2.

“Terminating Financial Institution” has the meaning set forth in Section 1.5(a).

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Tranche Period” means, with respect to any Purchaser Interest held by a Financial Institution:

(a) if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one (1), two (2), three (3) or six (6) months, or such other period as may be mutually agreeable to the Administrative Agent and Seller, commencing on a Business Day selected by Seller or the Administrative Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b) if Yield for such Purchaser Interest is calculated on the basis of the Prime Rate, a period commencing on a Business Day selected by Seller and agreed to by the Administrative Agent, provided no such period shall exceed one (1) month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Administrative Agent.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Fee Letter, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

Exh. II-20

“Yield” means for each respective Tranche Period relating to Purchaser Interests of the Financial Institutions, at the Seller’s option, either (i) an amount equal to the product of the LIBO Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis or (ii) an amount equal to the Prime Rate for each Purchaser Interest multiplied by the Capital of such Purchase Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis; provided, that on the occurrence and during the continuation of an Amortization Event, Yield for each Purchaser Interest shall be deemed to accrue at the Default Rate.

“Yield and Servicing Fee Reserve” means, on any date, an amount equal to 1.50% multiplied by the Net Receivables Balance as of the close of business of the Servicer on such date.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Exh. II-21

EXHIBIT III

FORM OF PURCHASE NOTICE

[Date]

JPMorgan Chase Bank, N.A., as

Administrative Agent

10 S. Dearborn

Chicago, Illinois 60670-0596

Attention: Asset Backed Securities Conduit Group

Re: PURCHASE NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of October 31, 2007, by and among Beckman Coulter Finance Company, LLC, a Delaware limited liability company (the “Seller”), Beckman Coulter, Inc., as Servicer, the Financial Institutions, Park Avenue Receivables Company LLC (“Company”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Administrative Agent is hereby notified of the following Incremental Purchase:

Purchase Price:	$[ ]

Date of Purchase:	[ ], 20[ ]

Requested Discount Rate:	[LIBO Rate] [Prime Rate] [Pooled Commercial Paper Rate]

Please credit the Purchase Price in immediately available funds to our Facility Account [and then wire transfer the Purchase Price in immediately available funds on the above-specified date of purchase to:

[Account Name:                     ]

[Account No. :                     ]

[Bank Name & Address:                     ]

[ABA #:                     ]

Reference: [                    ]

Telephone advice to: [Name] @ Tel. No. [(    )     -        ]]

Please advise [Name] at telephone number [(    )     -        ] if Company will not be making this purchase.

Exh. III-1

In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):

(i) the representations and warranties of the Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;

(iii) the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and

(iv) the amount of Aggregate Capital is $[            ] after giving effect to the Incremental Purchase to be made on the Purchase Date.

Very truly yours,

BECKMAN COULTER FINANCE COMPANY, LLC

By:
Name:
Title:

Exh. III-2

EXHIBIT IV

FORM OF COMPLIANCE CERTIFICATE

To: JPMorgan Chase Bank, N.A., as Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of October 31, 2007 among Beckman Coulter Finance Company, LLC (the “Seller”), Beckman Coulter, Inc. (the “Servicer”), the Purchasers party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for such Purchasers (the “Agreement”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [                    ] of Seller.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below.

4. Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

[

].

Exh. IV-1

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [        ] day of [            ], 20[    ].

Exh. IV-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.	Schedule of Compliance as of [ ], 20[ ] with Section 7.1(a)(iii) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended: [                    ], 20[    ]

Exh. IV-3

EXHIBIT V

FORM OF COLLECTION ACCOUNT AGREEMENT

[On letterhead of Beckman Coulter, Inc.]

[            ], 20[    ]

[Insert Bank Name]

[Address]

Attention: [                    ]

Re:	Beckman Coulter, Inc.

Ladies and Gentlemen:

Reference is hereby made to [Insert Lock-Box Number and Location] (the “Lock-Box”) and its depository account [Insert Account Number] (the “Lock-Box Account”) maintained in the name of Beckman Coulter, Inc. (“Customer”). [Insert Bank Name] (“[                    ]”) hereby confirms its agreement to perform the depository services with respect to the Lock-Box Account in accordance with the [Insert Name of Bank Terms and Conditions] dated [                    ], [        ] (“[                    ]”) and this Collection Account Agreement. [Insert Remittance Processing Service/Bank Name] (“[            ]”) agrees to provide the remittance processing services for the Lockbox in accordance with the [Insert Name of Cash Management Terms and Conditions] dated [                    ], [        ] (“[            ]”). [Insert Name of Bank] and [Insert Name of Remittance Processing Service, if different] are collectively referred to herein as “[            ]” or “you”. The [Insert Name of Bank Terms and Conditions] and [Insert Name of Remittance Processing Service Terms and Conditions] are collectively referred to herein as the “Terms and Conditions”.

Customer hereby transfers and assigns all of its right, title and interest in and to, and exclusive ownership and control over, the Lock-Box and the Lock-Box Account to Beckman Coulter Finance Company, LLC (“Seller”). Customer and Seller hereby request that from and after the date hereof, the Lock-Box Account be retitled in the name of “Beckman Coulter Finance Company, LLC” for the purposes of that certain Receivables Purchase Agreement dated as of October 31, 2007 (as amended, restated, modified and otherwise in effect from time to time, the “Receivables Purchase Agreement”) among Seller, Customer, as servicer, Park Avenue Receivables Company LLC, the Financial Institutions from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

The Administrative Agent hereby authorizes you, and you hereby agree, until delivery by the Administrative Agent of a notice in the form attached as Annex A hereto (the “Notice”), to take instructions from Seller with respect to the Lock-Box and the Lock-Box Account and the funds on deposit therein; provided that such instructions shall not be inconsistent with this Collection Account Agreement.

Customer and Seller hereby irrevocably instruct you, and you hereby agree, that upon receiving the Notice: (i) the name of the Lock-Box Account will be changed to “JPMorgan Chase Bank, N.A. for itself and as Administrative Agent” (or any designee of the Administrative Agent) and the Administrative Agent will have exclusive ownership of and access to the Lock-Box and the Lock-Box

Exh. V-1

Account, and neither Customer, Seller, nor any of their respective affiliates will have any control of the Lock-Box or the Lock-Box Account or any access thereto, (ii) you will continue to deposit the remittances received in the Lock-Box in the Lock-Box Account, (iii) you will transfer available funds in the Lock-Box Account, at any time, as directed by the Administrative Agent, (iv) all services to be performed by you under the Terms and Conditions will be performed on behalf of the Administrative Agent, and (v) all correspondence or other mail which you have agreed to send to Customer or Seller will be sent to the Administrative Agent at the following address:

JPMorgan Chase Bank, N.A.

10 S. Dearborn

Chicago, Illinois 60670

Attention: Asset Backed Securities Conduit Group

Moreover, upon receipt of such Notice, the Administrative Agent will have all rights and remedies given to Customer (and Seller, as Customer’s assignee) under the Terms and Conditions. Seller and Customer, jointly and severally agree, however, to continue to pay all fees and other assessments due thereunder at any time (the “Fees”). In the event that Seller and Customer do not pay all such Fees due to you within thirty (30) days after the due date, you are authorized to charge the Lock-Box Account in the amount of such Fees. In the event you are unable to obtain sufficient funds from such charges to cover such Fees, Seller and Customer, jointly and severally, shall indemnify you for all then-due Fees on the Lock-Box and Lock-Box Account that have not been paid. After receipt of Notice, Administrative Agent agrees to reimburse you for any Fees incurred after Notice that are not paid by Seller or Customer or satisfied by you charging the Lock-Box Account as set forth in the preceding sentence.

You hereby acknowledge that monies deposited in the Lock-Box Account or any other account established with you by the Administrative Agent for the purpose of receiving funds from the Lock-Box are subject to the liens of the Administrative Agent, and will not be subject to deduction, set-off, banker’s lien or any other right you or any other party may have against Customer or Seller except as set forth in this Agreement.

Seller, Customer and Administrative Agent agree that you may debit the Lock-Box Account for any items (including, but not limited to, checks, drafts, Automatic Clearinghouse (ACH) credits or wire transfers or other electronic transfers or credits) deposited or credited therein that are returned or otherwise not collected (the “Returned Items”) and for all charges, fees, commissions and expenses incurred by you in providing services hereunder, all in accordance with your customary practices for the charge back of returned items and expenses. In the event you are unable to obtain sufficient funds from debiting the Lock-Box Account to cover Returned Items, Seller and Customer, jointly and severally, shall indemnify you for all amounts related to the Returned Items. After receipt of Notice, in the event you are unable to obtain sufficient funds from debiting the Lock-Box Account to cover Returned Items, Seller, Customer, and Administrative Agent, jointly and severally, shall indemnify you for all amounts related to the Returned Items.

Notwithstanding any other provision of this Collection Account Agreement, unless you are grossly negligent or engage in willful misconduct in performance or non-performance in connection with this Collection Account Agreement, the Lock-Box and the Lock-Box Account, Seller and Customer, jointly and severally, agree to indemnify and hold you harmless from any claims, damages,

Exh. V-2

losses or expenses incurred by any party in connection herewith; in the event you breach the standard of care set forth herein, Seller, Customer and Administrative Agent expressly agree that your liability shall be limited to damages directly caused by such breach and in no event shall you be liable for any incidental, indirect, punitive or consequential damages or attorneys’ fees whatsoever.

Notwithstanding any other provision of this Collection Account Agreement, you shall not be liable for any failure, inability to perform, or delay in performance hereunder, if such failure, inability, or delay is due to acts of God, war, civil commotion, governmental action, fire, explosion, strikes, other industrial disturbances, equipment malfunction, action, non-action or delayed action on the part of Seller or Administrative Agent or any other events or circumstances that are beyond your reasonable control.

You hereby agree that (i) you are a “bank” within the meaning of Section 9-102 of the Uniform Commercial Code as is in effect in the State of New York (the “UCC”), (ii) the Lock-Box Account constitutes a “deposit account” within the meaning of Section 9-102 of the UCC and (iii) this letter agreement shall constitute an “authenticated record” for purposes of Section 9-104 of the UCC. Customer and Seller hereby grant to and confer upon the Administrative Agent “control” of the Lock-Boxes and Lock-Box Accounts as contemplated in Section 9-104 (and similar and related provisions) of the UCC.

THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, and for the purpose of “control” of the Lock-Boxes and Lock-Box Accounts as set forth in the previous paragraph, the State of New York shall be deemed to be the “bank’s jurisdiction.” Notwithstanding the foregoing, the payment of checks and other items and other issues relating to the operations of the Lock-Box Account shall be governed by the laws of the Commonwealth of Pennsylvania. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

This Collection Account Agreement contains the entire agreement between the parties and may not be amended, modified or terminated by Seller unless the prior written consent of you and the Administrative Agent are obtained. You may terminate this Collection Account Agreement: (i) upon five (5) business days’ prior written notice to Seller and the Administrative Agent if Seller or the Administrative Agent breaches any of the terms of this Agreement and such breach is not cured within the aforementioned five (5) business day period after notice thereof to Administrative Agent with opportunity to cure or (ii) upon thirty (30) days’ prior written notice to Seller and the Administrative Agent without cause. The Administrative Agent may terminate this Collection Account Agreement (i) immediately if you breach this Agreement, or (ii) upon thirty (30) days’ prior written notice to you. Upon any termination by you pursuant to this paragraph and subject to your rights set forth herein regarding all unreimbursed Fees and Returned Items, all available funds in the Lock-Box and Lock-Box Account on the date of such termination will be transferred to the Administrative Agent, at the Administrative Agent’s expense, as requested by the Administrative Agent in writing to you.

Exh. V-3

Any notice permitted or required hereunder shall be in writing and shall be deemed to have been duly given if sent by personal delivery, express or first class mail, or facsimile addressed, in the case of notice to [Insert Bank Name] to:

[Insert Bank Name]

[                                         ]

[                                         ]

Phone: [                    ]

Fax: [                    ]

and in the case of notice to the Seller/Customer, to:

Beckman Coulter Finance Company, LLC

4300 N. Harbor Blvd., M/S B-34-D

P.O. Box 3100

Fullerton, CA 92834-3100

Facsimile: (714) 773-6840

Attention: Roger Plotkin

and in the case of notice to the Administrative Agent, to:

JPMorgan Chase Bank, N.A.

10 S. Dearborn

Chicago, Illinois 60670

Attention: Asset Backed Securities Conduit Group

Phone: (312) 732-6656

Fax: (312) 732-3600

or to such other address or addresses as the party to receive notice may provide in writing to the other party in accordance with this paragraph. [Insert Bank Name] shall have no duty or obligation to inquire into the authenticity or effectiveness of any such notice received pursuant to this Agreement.

[Remaining space intentionally left blank]

Exh. V-4

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours,

BECKMAN COULTER, INC.

By:
Name:
Title:

BECKMAN COULTER FINANCE COMPANY, LLC

By:
Name:
Title:

Acknowledged and agreed to

this [    ] day of [October], 20[07].

[BANK NAME]

By:
Name:
Title:

[REMITTANCE PROCESSING SERVICE NAME]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

Exh. V-5

ANNEX A

FORM OF NOTICE

[On letterhead of JPMorgan Chase Bank, N.A.]

[            ], 20[    ]

[Insert Bank Name]

[                    ]

[                    ]

Attention: [                    ]

Re:	Beckman Coulter, Inc./ Beckman Coulter Finance Company, LLC

Ladies and Gentlemen:

We hereby notify you that we are exercising our rights pursuant to that certain letter agreement among Beckman Coulter, Inc. (“Customer”), Beckman Coulter Finance Company, LLC (“Seller”), you and us, to have the name of, and to have exclusive ownership and control of, account number 104-4460] (the “Lock-Box Account”) maintained with you, transferred to us. [Lock-Box Account will henceforth be a zero-balance account, and available funds in the Lock-Box Account should be sent at the end of each day to [                    ].] You have further agreed to perform all other services you are performing under that certain agreement dated October 31, 2007 between you and Customer on our behalf.

We appreciate your cooperation in this matter.

Very truly yours,

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

Exh. V-6

EXHIBIT VI

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the [    ] day of [            ], 20[    ], by and between [                    ] (“Assignor”) and [                    ] (“Assignee”).

PRELIMINARY STATEMENTS

A. This Assignment Agreement is being executed and delivered in accordance with Section 12.1(b) of that certain Receivables Purchase Agreement dated as of October 31, 2007 by and among Beckman Coulter Finance Company, LLC, as Seller, Beckman Coulter, Inc., as Servicer, Park Avenue Receivables Company LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Financial Institutions party thereto (as amended, modified or restated from time to time, the “Purchase Agreement”) and Section 5.5(c) of that certain Asset Purchase Agreement dated as of October 31, 2007 by and among Park Avenue Receivables Company LLC, the Administrative Agent and the Financial Institutions (as amended, modified or restated from time to time, the “APA”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Purchase Agreement or the APA, as applicable.

B. Assignor is a Financial Institution party to the Purchase Agreement and an APA Bank party to the APA, and Assignee wishes to become a Financial Institution and APA Bank under the Purchase Agreement and the APA, respectively; and

C. Assignor is selling and assigning to Assignee an undivided [    ]% (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Purchase Agreement, the APA and the Transaction Documents, including, without limitation, Assignor’s Commitment and (if applicable) the Capital of Assignor’s Purchaser Interests as set forth herein.

AGREEMENT

The parties hereto hereby agree as follows:

1. The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the Administrative Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is delivered by the Administrative Agent to Company, Assignor and Assignee. From and after the Effective Date, Assignee shall be a Financial Institution party to the Purchase Agreement and an APA Bank party to the APA for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

2. If Assignor has no outstanding Capital under the Purchase Agreement, on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred

Exh. VI-1

Percentage of Assignor’s Commitment and all rights and obligations associated therewith under the terms of the Purchase Agreement and the APA, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 1.1 of the Purchase Agreement and Section 2.1 of the APA.

3. If Assignor has any outstanding Capital under the Purchase Agreement, at or before 12:00 noon, local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding Capital of Assignor’s Purchaser Interests (such amount, being hereinafter referred to as the “Assignee’s Capital”); (ii) all accrued but unpaid (whether or not then due) Yield attributable to Assignee’s Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date (the “Assignee’s Acquisition Cost”); whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and the Capital of Assignor’s Purchaser Interests (if applicable) and all related rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 1.1 of the Purchase Agreement and Section 2.1 of the APA.

4. Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Purchase Agreement.

5. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

6. By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, the Administrative Agent and the Financial Institutions as follows: (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Purchase Agreement or the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Purchase Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, any Obligor, any Seller Affiliate or the performance or observance by the Seller, any Obligor, any Seller Affiliate of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon the Administrative Agent, Company, the Seller or any other Financial Institution or Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not

Exh. VI-2

taking action under the Purchase Agreement and the Transaction Documents; (e) Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Purchase Agreement and the other Transaction Documents, are required to be performed by it as a Financial Institution or, when applicable, as a Purchaser.

7. Each party hereto represents and warrants to and agrees with the Administrative Agent that it is aware of and will comply with the provisions of the Purchase Agreement, including, without limitation, Sections 4.1, 13.6 and 13.7 thereof.

8. Schedule I hereto sets forth the revised Commitment of Assignor and the Commitment of Assignee, as well as administrative information with respect to Assignee.

9. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Assignee hereby covenants and agrees that, prior to the date which is one (1) year and one (1) day after the payment in full of all senior indebtedness for borrowed money of Company, it will not institute against, or join any other Person in instituting against, Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

ACKNOWLEDGED AND AGREED:

BECKMAN COULTER FINANCE COMPANY, LLC

By:
Name:
Title:

Exh. VI-3

SCHEDULE I TO ASSIGNMENT AGREEMENT

LIST OF LENDING OFFICES, ADDRESSES

FOR NOTICES AND COMMITMENT AMOUNTS

Date: [            ], 20[    ]

Transferred Percentage: [    ]%

	A-1	A-2	B-1	B-2

Assignor	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

		A-2	B-1	B-2

Assignee	Commitment (prior to giving effect to the Assignment Agreement)	Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

Address for Notices

[                                         ]

[                                         ]

Attention: [                    ]

Phone: [                    ]

Fax: [                    ]

Exh. VI-4

SCHEDULE II TO ASSIGNMENT AGREEMENT

EFFECTIVE NOTICE

TO:	[ ], Assignor
[ ]
[ ]
[ ]

TO:	[ ], Assignee
[ ]
[ ]
[ ]

The undersigned, as Administrative Agent under the Receivables Purchase Agreement dated as of October 31, 2007 by and among Beckman Coulter Finance Company, LLC, as Seller, Beckman Coulter, Inc., as Servicer, Park Avenue Receivables Company LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Financial Institutions party thereto, hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of [            ], 20[    ] between [                    ], as Assignor, and [                    ], as Assignee. Terms defined in such Assignment Agreement are used herein as therein defined.

1. Pursuant to such Assignment Agreement, you are advised that the consent of Seller has been obtained and the Effective Date will be [            ], 20[    ].

2. Company hereby consents to the Assignment Agreement as required by Section 12.1(b) of the Receivables Purchase Agreement and Section [    ] of the APA.

[3. Pursuant to such Assignment Agreement, the Assignee is required to pay $[            ] to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]

Very truly yours,

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:

Title:

PARK AVENUE RECEIVABLES COMPANY LLC

By:
Title:	Authorized Signer

Exh. VI-5

EXHIBIT VII

FORM OF SETTLEMENT REPORT

The attached is a true and accurate accounting pursuant to the terms of the Receivables Purchase Agreement dated as of             , 200     (the “Agreement”), by and among Beckman Coulter Finance Company, LLC, as seller, Beckman Coulter, Inc., as servicer, Park Avenue Receivables Company LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Financial Institutions party thereto, and I have no knowledge of the existence of any conditions or events which constitute an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by this monthly report or as of the date of this certificate, except as set forth below.

By:

Name:

Title:

Company Name:

Date:

Exh. VII-1

EXHIBIT VIII

FORM OF REDUCTION NOTICE

[Date]

JPMorgan Chase Bank, N.A., as

Administrative Agent

10 S. Dearborn

Chicago, Illinois 60670-0596

Attention: Asset Backed Securities Conduit Group

Re: Reduction Notice

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of October 31, 2007, by and among Beckman Coulter Finance Company, LLC, a Delaware limited liability company (the “Seller”), Beckman Coulter, Inc., as Servicer, the Financial Institutions, Park Avenue Receivables Company LLC (“Company”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

Pursuant to Section 1.3 of the Receivables Purchase Agreement, the Seller hereby notifies the Administrative Agent of the following reduction of Aggregate Capital from Collections. The proposed date of such reduction is [DATE] (the “Proposed Reduction Date”).1 The amount of Aggregate Capital to be reduced on the Proposed Reduction Date is $[            ].

Very truly yours,

[SELLER]

By:
Name:
Title:

[1]	Must be in compliance with the Required Notice Period Set forth in Exhibit I to the Receivables Purchase Agreement.

Exh. VIII-1

SCHEDULE A

PLACES OF BUSINESS OF THE SELLER PARTIES;

LOCATIONS OF RECORDS;

FEDERAL EMPLOYER IDENTIFICATION NUMBER(S)

Chief Executive Office of each Seller Party:

Beckman Coulter Finance Company, LLC

4300 N. Harbor Blvd.

Fullerton, CA 92835

Beckman Coulter, Inc.

4300 N. Harbor Blvd.

Fullerton, CA 92835

Principal Places of Business of each Seller Party:

Beckman Coulter Finance Company, LLC:	Chief Executive Office

Beckman Coulter, Inc.:	Chief Executive Office

Locations of Records:

Beckman Coulter Finance Company, LLC:	Chief Executive Office

Beckman Coulter, Inc.:	Chief Executive Office, and

200 S. Kraemer Blvd. Brea, CA 92822

11800 S. W. 147th Ave Miami, Fl 33196-2500
1000 Lake Hazeltine Dr. Chaska, MN 55318

Federal Employer Identification Number of Each Seller Party:

Beckman Coulter Finance Company, LLC:	95-1040600
Beckman Coulter, Inc.:	95-1040600

Sch. A-1

SCHEDULE B

NAMES OF COLLECTION BANKS; COLLECTION ACCOUNTS

Lock-Box	Related Collection Account
Mellon Bank/Pittsburgh Beckman Coulter, Inc. Dept. CH 10164 Palatine, IL 60055-0164	Beckman Coulter, Inc. / #104-4460

Sch. B-1

SCHEDULE C

LIST OF CLOSING DOCUMENTS

See Attached.

Sch. C-1

SCHEDULE D

CREDIT AND COLLECTION POLICY

See Schedule D to Receivables Sale Agreement

Sch. D-1

SCHEDULE E

FORM OF CONTRACT(S)

See Attached

Sch. E-1